UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

KLA Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of Annual Meeting of

    Stockholders

November 2, 2022

To our stockholders:

YOUR VOTE IS IMPORTANT

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of KLA Corporation (“KLA,” “we,” “us,” “our” or the “Company”), a Delaware corporation, will be held on Wednesday, November 2, 2022, at 12:00 p.m. PDT, in the Plus Building of our Milpitas headquarters, located at One Technology Drive, Milpitas, California 95035, for the following purposes:

1.	To elect the ten candidates nominated by our Board of Directors (the “Board”) to serve as directors for one-year terms, each until his or her successor is duly elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023.

3.	To approve on a non-binding, advisory basis our named executive officer compensation.

4.	To consider a stockholder proposal requesting our Board to issue a report regarding net zero targets and climate transition planning, if properly presented at the meeting.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on September 12, 2022, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A complete list of such stockholders will be open to the examination of any stockholder for a period of ten days prior to the Annual Meeting for a purpose germane to the Annual Meeting at the Company’s offices at One Technology Drive, Milpitas, California 95035.

For admission to the Annual Meeting, stockholders should come to the stockholder check-in table. Those who hold shares of our common stock in their own names should provide identification and have their ownership verified against the list of registered stockholders as of the close of business on the record date, September 12, 2022. Those who have beneficial ownership of stock through a broker, bank or other nominee must bring account statements or letters from the broker, bank or other nominee indicating that they owned our common stock as of the close of business on the record date, September 12, 2022. To vote at the meeting, those who have beneficial ownership of stock through a broker, bank or other nominee must bring a legal proxy, which can be obtained only from the broker, bank or other nominee.

Sincerely,
Richard P. Wallace President and Chief Executive Officer Milpitas, California

This Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy are being made available electronically and mailed on or about September 22, 2022.

All stockholders are cordially invited to attend the Annual Meeting in person; however, regardless of whether you expect to attend the Annual Meeting in person, we encourage you to vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person.

IMPORTANT INFORMATION REGARDING MEETING ATTENDANCE

We are sensitive to the public health and travel concerns our stockholders may have regarding our in person Annual Meeting and recommendations that public health officials have issued and may issue in light of the continuing public health crisis caused by COVID-19. As a result, we will enforce appropriate protocols consistent with then applicable federal, state and local guidelines, mandates or recommendations or facility requirements. These requirements may include the use of face coverings, proof of vaccination and maintaining appropriate social distancing. We may also impose additional procedures or limitations on meeting attendees. We plan to announce any such updates on our website https://ir.kla.com/news-events, and we encourage you to check this website prior to the Annual Meeting if you plan to attend.

 | 2022 Proxy Statement

i

1	Proxy Summary

3	Fiscal Year 2022 Performance Highlights

4	Proposal One: Election of Directors

5	Information About the Board of Directors and its Committees

5	Board Leadership Structure

5	The Board’s Role in Oversight of Risk

6	Audit Committee

7	Compensation and Talent Committee

7	Risk Considerations in Our Compensation Programs

8	Nominating and Governance Committee

8	Evaluation of Director Candidates

8	Majority Vote Policy

8	Director Qualifications and Diversity

10	Board Diversity Matrix

11	Nominees for Election at the 2022 Annual Meeting

18	Director Compensation

21	Our Corporate Governance Practices

21	Adopting and Maintaining Governance Standards

21	Monitoring Board Effectiveness

21	Conducting Formal Independent Director Sessions

21	Hiring Outside Advisors

21	Avoiding Conflicts of Interest

21	Communications with the Board

22	Standards of Business Conduct; Whistleblower Hotline and Website

22	Ensuring Auditor Independence

22	Compensation and Talent Committee Interlocks and Insider Participation

22	Stockholder Nominations to the Board

22	Majority Vote Policy

22	Stockholder Outreach

23	Environmental, Social and Governance (ESG)

28	Proposal Two: Ratification of Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending June 30, 2023

28	Audit Committee Recommendation

28	Attendance at the Annual Meeting

29	Fees

29	Pre-Approval Policies and Procedures

29	Independence Assessment by Audit Committee

30	Proposal Three: Approval of Our Named Executive Officer Compensation

31	Information About Executive Officers

35	Security Ownership of Certain Beneficial Owners and Management

35	Principal Stockholders

36	Directors and Management

37	Delinquent Section 16(a) Reports

38	Executive Compensation and Other Matters

38	Compensation Discussion and Analysis

38	Executive Summary

 | 2022 Proxy Statement

ii | Table of Contents

38	Fiscal Year 2022 Highlights

39	Multi-Year Growth

41	KLA’s Executive Compensation Program at a Glance

41	Compensation and Talent Committee Decision Making – Approval Procedures Overview and Market Data

44	Key Pay Practices in Our Executive Compensation Program and Last Year’s “Say on Pay” Vote

45	Elements of Compensation

46	CEO Compensation at a Glance

46	Base Salary

46	Short-Term Executive Incentive Bonus Plan

50	Long-Term Incentives

52	Employee Benefits and Perquisites

55	Compensation and Talent Committee Report

56	Executive Compensation Tables

56	Summary Compensation Table

58	Grants of Plan-Based Awards

60	Outstanding Equity Awards at Fiscal Year End

61	Option Exercises and Stock Vested

61	Nonqualified Deferred Compensation

63	Potential Payments Upon Termination or Change in Control

67	Pay Ratio Disclosure

68	Certain Relationships and Related Transactions

69	Equity Compensation Plan Information

70	Report of the Audit Committee

71	Proposal Four: Stockholder Proposal for a Report on Net Zero Targets and Climate Transition Planning

73	Questions and Answers

79	Information for KLA Annual Meeting of Stockholders on November 2, 2022, 12:00 p.m. PDT

Helpful Resources

Annual Meeting

Proxy Statement & Annual Report

Board of Directors

Investor Relations

Environmental Social Governance (ESG)

Governance Documents

Corporate governance documents and policies, including:

        Corporate Governance Standards

        Committee Charters

        Standards of Business Conduct

 | 2022 Proxy Statement

Proxy Summary

This summary does not contain all of the information you should consider when casting your vote. You should read the complete Proxy Statement before voting.

ANNUAL MEETING OF STOCKHOLDERS

Time and Date 12:00 p.m. PDT November 2, 2022	Place One Technology Drive, Milpitas, California 95035	Record Date Close of business on September 12, 2022

STOCKHOLDER VOTING MATTERS

Proposal	Board’s Voting Recommendation	Page Reference

Election of 10 Directors Named in this Proxy Statement	FOR Each Nominee	4

Ratification of Appointment of our Independent Registered Public Accounting Firm	FOR	28

Advisory Vote to Approve Named Executive Officer Compensation	FOR	30

Stockholder Proposal – Report on Net Zero Targets and Climate Transition Planning	AGAINST	71

 | 2022 Proxy Statement

2  | Proxy Summary

OUR DIRECTOR NOMINEES

Nominee and Principal Occupation			Director Since	Current Other Public Company Boards	Committees*
	Independent	Age			AC	CTC	NGC

Robert Calderoni Chairman and Interim President and Chief Executive Officer of Citrix Systems, Inc.	Yes	62	2007	Citrix Systems, Inc. Ansys, Inc.	Chair		🌑

Jeneanne Hanley Former Senior Vice President and President of E-Systems Division of Lear Corporation	Yes	49	2019	QuantumScape Corporation		🌑

Emiko Higashi Founder of Tohmon Capital Partners, LLC	Yes	63	2010	Takeda Pharmaceutical Company Rambus, Inc. One Equity Partners Open Water I Corp.		🌑

Kevin Kennedy Chief Executive Officer of Quanergy Systems, Inc.	Yes	66	2007	Digital Realty Trust, Inc. Quanergy Systems, Inc.	🌑		🌑

Gary Moore Former Executive Chairman and Chief Executive Officer of ServiceSource International, Inc.	Yes	73	2014	None		Chair

Marie Myers Chief Transformation Officer and Chief Financial Officer of HP, Inc.	Yes	54	2020	F5 Networks, Inc.	🌑

Kiran Patel Former Executive Vice President and General Manager, Small Business Group of Intuit, Inc.	Yes	74	2008	None	🌑		🌑

Victor Peng President, Adaptive and Embedded Computing Group of Advanced Micro Devices, Inc.	Yes	62	2019	None		🌑

Robert Rango President and Chief Executive Officer of Enevate Corporation	Yes	64	2014	Keysight Technologies, Inc.	🌑

Richard Wallace President and Chief Executive Officer of KLA Corporation	No	62	2006	None

* As of September 12, 2022

AC = Audit Committee                 CTC = Compensation and Talent Committee                 NGC = Nominating and Governance Committee

 | 2022 Proxy Statement

GOVERNANCE HIGHLIGHTS

Board and Governance Information*

Size of the Board	10	Independent Chair	Yes

Number of Independent Directors	9	Proxy Access	Yes

Average Age of Directors	64	Stockholder Action by Written Consent	No

Average Tenure of Directors	9.6 years	Stockholder Ability to Call Special Meeting	No

Annual Election of Directors	Yes	Poison Pill	No

Women	30%	Stock Ownership Guidelines for Directors and Executive Officers	Yes

Ethnic/Racial Diversity	30%	Anti-Hedging and Pledging Policies	Yes

Majority Voting in Director Elections	Yes	Clawback Policy	Yes

* The information in this table reflects only the directors nominated

Fiscal Year 2022

    Performance Highlights

(Dollars in thousands)

Total revenues $9,211,883 33.1% since FY21	Net income attributable to KLA $3,321,807 59.8% since FY21	Dividends and stock repurchases $4,606,334 207.5% since FY21

 | 2022 Proxy Statement

4  | Proposal One: Election of Directors

Proposal One: Election of

    Directors

NOMINEES

Ten incumbent directors are nominated for election at the Annual Meeting. The Nominating and Governance Committee, consisting solely of independent directors as determined under the rules of the NASDAQ Stock Market, recommended the nominees listed in this Proposal One. Based on that recommendation, the members of the Board resolved to nominate such individuals for election.

Information regarding the business experience, qualifications, attributes and skills of each nominee is provided below under the section entitled “Nominees for Election at the 2022 Annual Meeting.”

There are no family relationships among our executive officers and directors.

The ten candidates nominated by the Board for election as directors by the stockholders are:

Robert Calderoni;	Marie Myers;

Jeneanne Hanley;	Kiran Patel;

Emiko Higashi;	Victor Peng;

Kevin Kennedy;	Robert Rango; and

Gary Moore;	Richard Wallace.

If elected, each nominee will serve as a director for a one-year term expiring at our 2023 annual meeting of stockholders. Each director will hold office until his or her successor is duly elected and qualified, or until his or her death, resignation or removal. If any nominee declines to serve or becomes unavailable for any reason, or a vacancy occurs before the election, the proxies may be voted for such substitute nominees as the Board may designate. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or who will decline to serve as a director.

VOTE REQUIRED AND RECOMMENDATION

Under our bylaws, in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected. In accordance with our bylaws, the Nominating and Governance Committee has established procedures under which any director who is not elected shall offer to tender his or her resignation to the Board following certification of the stockholder vote. The Nominating and Governance Committee, composed entirely of independent directors, will consider the offer of resignation and recommend to the Board the action to be taken. The Board will take action on the recommendation, and we will publicly disclose the Board’s decision and the rationale behind it, within 90 days following certification of the stockholder vote. In making their respective decisions, the Nominating and Governance Committee and Board will take into consideration all factors they deem relevant. The director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board regarding his or her resignation.

The Board unanimously recommends a vote “FOR” each of the director nominees, with the Directors who are nominees abstaining with respect to their own nomination.

 | 2022 Proxy Statement

Information About the

    Board of Directors and its

    Committees

THE BOARD OF DIRECTORS

Our Board held a total of four meetings during the fiscal year ended June 30, 2022. All directors other than Mr. Wallace are independent within the meaning of the NASDAQ Stock Market director independence standards.

The Board has three standing committees: the Audit Committee, the Compensation and Talent Committee, and the Nominating and Governance Committee. Each committee is comprised entirely of independent directors, meets regularly and has a written charter approved by the Board, all of which are available on our website at http://ir.KLA.com, along with our Standards of Business Conduct, Corporate Governance Standards and other governance-related information. The Board and each committee regularly review the committee charters. In addition, at each quarterly Board meeting, a member of each committee reports on any significant matters addressed by the committee.

During the fiscal year ended June 30, 2022, each of the incumbent directors attended at least 75% of the aggregate of the total number of meetings (a) of the Board held during the period for which such person served as a director and (b) held by all Board committees on which such director served (during the periods that such director served).

Although we do not have a formal policy mandating attendance by members of the Board at our annual meetings of stockholders, we do have a formal policy encouraging their attendance at such meetings. All of the directors serving on our Board at the time attended last year’s annual meeting of stockholders.

Board Leadership Structure

KLA currently separates the positions of Chief Executive Officer and Chairman of the Board. In August 2022, our Board nominated Robert Calderoni, one of our independent directors, to serve as our Chairman of the Board, effective at the Annual Meeting, in light of Edward Barnholt’s term ending on November 2, 2022. The responsibilities of the Chairman of the Board include: setting the agenda for each Board meeting, in consultation with the Chief Executive Officer; chairing the meetings of the Board; presiding at executive sessions; facilitating and conducting, with the Nominating and Governance Committee, the annual self-assessments by the Board and each standing committee of the Board; and conducting, with the Compensation and Talent Committee, a formal evaluation of the Chief Executive Officer in the context of compensation reviews.

Separating the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board believes that having an independent director serve as Chairman of the Board is the appropriate leadership structure for KLA at this time.

However, our Corporate Governance Standards permit the roles of the Chairman of the Board and the Chief Executive Officer to be filled by the same or different individuals. This provides the Board with flexibility to determine whether the two roles should be combined in the future based on our needs and the Board’s assessment of our leadership from time to time. Our Corporate Governance Standards provide that, in the event the Chairman of the Board is not an independent Director, the independent members of the Board will designate a “lead independent director.”

The Board’s Role in Oversight of Risk

Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the Board in working with management to establish our business strategy at least annually is a key part of its oversight of risk management, its assessment of

 | 2022 Proxy Statement

6  | Information about the Board of Directors and its Committees management’s appetite for risk and its determination of what constitutes an appropriate level of risk for KLA. In addition, the Board periodically conducts a comprehensive review of our overall risk environment and risk management efforts. The Board and its committees also regularly receive updates from management (including representatives of our legal and internal audit teams) regarding certain risks that we face, including industry, business, macroeconomic, litigation, cybersecurity and other operating risks.

While our Board is ultimately responsible for risk oversight, our Board has delegated to the Audit Committee the primary responsibility for the active oversight of our enterprise risk management activities. Our Audit Committee is not only responsible for overseeing risk management of financial matters, the adequacy of our risk-related internal controls, financial reporting and internal investigations, and cybersecurity, but its charter also provides that the Audit Committee will discuss at least annually KLA’s risk assessment, enterprise risk management processes and major financial risk exposures, as well as the steps our management has taken to monitor and control those exposures. Our Audit Committee reports its findings and activities to the Board at each quarterly Board meeting.

In addition, our other Board committees each oversee certain aspects of risk management. Our Compensation and Talent Committee oversees risks related to our compensation and human capital policies and practices, and our Nominating and Governance Committee oversees governance-related risks, such as Board independence, environmental, social and governance (“ESG”) matters, conflicts of interest and management and director succession planning. The Committees report their findings and activities to the Board.

While the Board is responsible for risk oversight, management is responsible for risk management. KLA maintains an effective internal controls environment and has processes to identify and manage risk, including an executive risk council comprised of representatives from our legal, human resources, finance, global operations, internal audit, procurement, and risk and compliance teams. This council reports to our Chief Executive Officer and has oversight of the various risk assessment, monitoring and controls processes across the Company.

The ten nominees currently serve on the committees of the Board indicated in the following table:

Director	Audit	Compensation and Talent	Nominating and Governance

Robert Calderoni	Chair		✓

Jeneanne Hanley		✓

Emiko Higashi		✓

Kevin Kennedy	✓		✓

Gary Moore		Chair

Marie Myers	✓

Kiran Patel	✓		✓

Victor Peng		✓

Robert Rango	✓

Richard Wallace

AUDIT COMMITTEE

Members During Fiscal Year 2022: Robert Calderoni (Chairman), Kevin Kennedy, Marie Myers, Kiran Patel and Robert Rango.

Meetings Held During Fiscal Year 2022: 8

Primary Responsibilities: The Audit Committee is responsible for appointing and overseeing the work of our independent registered public accounting firm, reviewing cybersecurity initiatives, approving the services performed by our independent registered public accounting firm, and reviewing and evaluating our accounting principles and system of internal accounting controls. In addition, the head of our Internal Audit function, who is supervised by our Chief Financial Officer, formally reports to the Audit Committee and provides updates at each quarterly meeting.

Independence: The Board has determined that each of the members of the Audit Committee meets the independence requirements (including the heightened requirements for Audit Committee members) of NASDAQ and under the rules and regulations of the SEC, and has no material relationship with KLA (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a director) outside of their service on the Board and its committees.

 | 2022 Proxy Statement

The Board has determined that each of Messrs. Calderoni, Kennedy and Patel and Ms. Myers is an “audit committee financial expert” within the meaning of the rules and regulations promulgated by the SEC. Following the Annual Meeting, Ms. Myers will be the Audit Committee Chair.

COMPENSATION AND TALENT COMMITTEE

Members During Fiscal Year 2022: Edward Barnholt, Jeneanne Hanley, Emiko Higashi, Gary Moore (Chairman) and Victor Peng.

Meetings Held During Fiscal Year 2022: 6

Primary Responsibilities: The Compensation and Talent Committee reviews and either approves or recommends to the Board (depending upon the compensation plan and the executive involved) our executive compensation policies and programs and administers our employee equity award plans. The Compensation and Talent Committee also reviews and, except with respect to our Chief Executive Officer and Chairman of the Board, has the authority to approve the cash and equity compensation for our executive officers and for members of the Board. The Compensation and Talent Committee also reviews our human capital initiatives. See “Compensation Discussion and Analysis—Compensation and Talent Committee Decision Making-Approval Procedures Overview and Market Data” for more information concerning the procedures and processes the Compensation and Talent Committee follows in setting such compensation and implementing the various cash and equity compensation programs in effect for such individuals, including the retention of an independent compensation consultant to provide relevant market data and advice.

Independence: The Board has determined that each of the members of the Compensation and Talent Committee meets the independence requirements (including the heightened requirements for Compensation and Talent Committee members) of NASDAQ and under the rules and regulations of the SEC, and has no material relationship with KLA (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a director) outside of their service on the Board and its committees.

Following the Annual Meeting, Mr. Moore will remain the Compensation and Talent Committee Chair.

Risk Considerations in Our Compensation Programs

Our management conducted an extensive review and analysis of the design and operation of KLA’s compensation practices, policies and programs for all employees, including our NEOs (as that term is defined elsewhere in this Proxy Statement), to assess the risks associated with those practices, policies and programs. Our Compensation and Talent Committee has reviewed the results of that analysis, including underlying plan data and a risk assessment of significant elements of our compensation program. Based on this review and assessment, we and our Compensation and Talent Committee do not believe our compensation program encourages excessive or inappropriate risk-taking for the following reasons:

Our use of different types of compensation provides a balance of short-term and long-term incentives with fixed and variable components;

Our equity awards (including awards of performance-based restricted stock units (“PRSUs”), to the extent earned) typically vest over a four-year period, encouraging participants to look to long-term appreciation in equity values;

The metrics used to determine the amount of a participant’s bonus under our incentive bonus plans and the number of shares earnable under PRSUs focus on Company-wide measures such as Operating Margin Dollars and relative free cash flow margin, metrics that the Compensation and Talent Committee believes encourage the generation of profitable revenue and drive long-term stockholder value;

Our bonus plans impose caps on bonus awards to limit windfalls;

Our system of internal control over financial reporting, Standards of Business Conduct and whistleblower processes, among other things, are intended to reduce the likelihood of manipulation of our financial performance to enhance payments under our performance-based compensation plans; and

Our insider trading policy provides that our employees may not enter into hedging transactions involving our common stock (“Common Stock”), in an effort to prevent employees who receive equity awards from insulating themselves from the effects of changes in our stock price.

 | 2022 Proxy Statement

8  | Information about the Board of Directors and its Committees

NOMINATING AND GOVERNANCE COMMITTEE

Members During Fiscal Year 2022: Edward Barnholt (Chairman), Robert Calderoni, Kevin Kennedy and Kiran Patel.

Meetings Held During Fiscal Year 2022: 4

Primary Responsibilities: The Nominating and Governance Committee is primarily responsible for identifying and evaluating the qualifications of all candidates for election to the Board, as well as reviewing corporate governance policies and procedures and assessing stockholder proposals related to governance matters. The Nominating and Governance Committee assesses the appropriate size and composition of the Board, the effectiveness of its leadership structure, and whether any vacancies on the Board are expected, and monitors our ESG initiatives.

Independence: The Board has determined that each of the members of the Nominating and Governance Committee meets the independence requirements of NASDAQ, and has no material relationship with KLA (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a director) outside of their service on the Board and its committees.

Following the Annual Meeting, Mr. Calderoni will be the Nominating and Governance Committee Chair.

Evaluation of Director Candidates

In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers potential candidates that may come to its attention through current members of the Board, professional search firms, management, stockholders or other persons. In evaluating properly submitted stockholder recommendations, the Nominating and Governance Committee uses the evaluation standards discussed in further detail below and seeks to achieve a balance of knowledge, background, diversity, experience and capability on the Board.

It is the Nominating and Governance Committee’s policy to consider candidates for the Board recommended by, among other persons, stockholders who have owned at least one percent of our outstanding shares for at least one year and who state that they have an intent to continue as a substantial stockholder for the long term. Stockholders wishing to nominate candidates for the Board must notify our Corporate Secretary in writing of their intent to do so and provide us with certain information set forth in Article II, Section Eleven of our bylaws and all other information regarding nominees that is required to be provided pursuant to Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), or as otherwise requested by the Nominating and Governance Committee.

Majority Vote Policy

We maintain a governance policy applicable to uncontested director elections (elections in which the number of nominees does not exceed the number of directors to be elected) requiring that directors receive majority support in such elections. Under our bylaws, in any uncontested director election, any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected. In accordance with our bylaws, the Nominating and Governance Committee has established procedures under which any director who is not elected shall offer to tender his or her resignation to the Board following certification of the stockholder vote. The Nominating and Governance Committee, composed entirely of independent directors, will consider the offer of resignation and recommend to the Board the action to be taken. The Board will take action on the recommendation, and we will publicly disclose the Board’s decision and the rationale behind it, within 90 days following certification of the stockholder vote. In making their respective decisions, the Nominating and Governance Committee and Board will take into consideration all factors they deem relevant. The director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board regarding his or her resignation.

Director Qualifications and Diversity

The Board believes that the skill set, backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of diversity in experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. In addition, the Board believes that there are certain attributes that every director should possess, such as demonstrated business or academic achievements, the highest ethical standards and a strong sense of professionalism. Accordingly, the Board and the Nominating and Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and KLA’s current and future needs.

In considering candidates for director nomination, including evaluating any recommendations from stockholders as set forth above, the Nominating and Governance Committee considers candidates who have demonstrated executive

 | 2022 Proxy Statement

experience or significant high-level experience in accounting, finance or a technical field or industry applicable to KLA. As set forth in our Corporate Governance Standards, the Nominating and Governance Committee takes into account all factors it considers appropriate when evaluating director candidates, which include strength of character, mature judgment, career specialization and the extent to which the candidate would fill a present need on the Board. In addition, with every candidate search, the Board considers the value of diversity and inclusion, and actively seeks candidates who will enhance the diversity and inclusiveness of the Board. With respect to new Board members, it is the standard practice of the Nominating and Governance Committee to engage a third-party recruiting firm to identify a slate of individuals for consideration as Board candidates based on the above-mentioned criteria.

In addition, the Nominating and Governance Committee annually reviews with the Board the appropriate skills and characteristics required of directors in the context of the current composition of the Board. In seeking a diversity of backgrounds, the Nominating and Governance Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives. This annual assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as KLA’s needs evolve and change over time.

In evaluating director candidates, including incumbent directors for re-nomination to the Board, the Nominating and Governance Committee has considered all of the criteria described above. When assessing an incumbent director, the Nominating and Governance Committee also considers the director’s past performance on and contributions to the Board. Among other things, the Nominating and Governance Committee has determined that it is important to have individuals with the following skills and experiences on the Board:

Current or former executives who demonstrate strong leadership qualities and possess significant operating experience that together enable them to contribute practical business advice to the Board and management, strategies regarding change and risk management, and valuable insight into developing, implementing and assessing our operating plan and business strategy;

A deep understanding of the key issues relevant to technology companies, including specific knowledge regarding the semiconductor industry, which is vital in understanding and reviewing our business goals and challenges, as well as our product development and acquisition strategies;

Substantial international experience, which is particularly important given our global presence and the international nature of our customer base;

An understanding of finance and related reporting processes. In the case of members of our Audit Committee, we seek individuals with demonstrated financial expertise with which to evaluate our financial statements and capital structure;

Corporate governance experience obtained from service as Board members and/or executives for other publicly traded companies, which we believe results in a greater sense of accountability for management and the Board and enhanced protection of stockholder interests; and

A diverse background and viewpoint, including diversity with respect to race, ethnicity, gender, thought and areas of expertise.

 | 2022 Proxy Statement

10  | Information about the Board of Directors and its Committees

Board Diversity Matrix

The Board Diversity Matrix below depicts the current gender and ethnic composition of our Board:

Board Diversity Matrix (As of June 30, 2022)

Total Number of Directors:	11

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	3	8

Part II: Demographic Background

African American or Black (not of Hispanic or Latinx origin)

Alaska Native or Native American

Asian	1	2

Hispanic or Latinx

Native Hawaiian or Pacific Islander

White (not of Hispanic or Latinx origin)	2	6

LGBTQ+

Did Not Disclose Demographic Background

Our Board and its Nominating and Governance Committee believe that all of the directors and nominees listed below are highly qualified and have the skills and experience required for service on our Board. Below is certain information with respect to our directors and nominees as of the date of this Proxy Statement, including, for each director and nominee, a biography and a summary of his or her significant experiences, qualifications and skills that are most pertinent to that individual’s service as a member of our Board.

 | 2022 Proxy Statement

NOMINEES FOR ELECTION AT THE 2022 ANNUAL MEETING

Robert Calderoni

Director Since: 2007 Age: 62 Board Committees: Audit (Chair) Nominating and Governance

Background

Mr. Calderoni has more than 30 years of executive experience in the technology industry. He currently serves as Chairman and as Interim President and Chief Executive Officer at Citrix Systems, Inc. Mr. Calderoni was appointed Interim President and CEO at Citrix in October 2021. Mr. Calderoni was the Executive Chairman at Citrix from July 2015 to December 2018. From October 2015 to January 2016, Mr. Calderoni served as the interim Chief Executive Officer and President of Citrix. Prior to that, he was President of SAP AG’s cloud business following SAP’s October 2012 acquisition of Ariba, Inc., a leading provider of cloud software solutions where he served as Chairman and Chief Executive Officer. Prior to the acquisition, Mr. Calderoni served as Chief Executive Officer and a member of the Board of Directors of Ariba from October 2001 until the company was acquired, and he also served as Ariba’s Chairman of the Board of Directors from July 2003 until the acquisition date. Before becoming Chief Executive Officer of Ariba, Mr. Calderoni served as Ariba’s Chief Financial Officer from January 2001 to October 2001. Prior to joining Ariba, Mr. Calderoni was Chief Financial Officer at Avery Dennison Corporation, a global manufacturing company. He also held numerous senior financial executive positions at major technology companies, including Senior Vice President Finance at Apple Inc., and Vice President Finance at IBM.

As a senior executive officer of Citrix, and former senior executive officer of SAP and Ariba, Mr. Calderoni provides our Board with extensive and relevant leadership and international operations experience in the technology industry. In addition, Mr. Calderoni is well-qualified to serve as a Board member and as the Chairman of our Audit Committee as a result of his over 20 years of experience as a finance executive, including his past service as the Chief Financial Officer of two publicly traded technology companies. As a Board member of two other public companies, Mr. Calderoni also has familiarity with a range of corporate governance issues.

Other U.S. Public Company Boards:

	Citrix Systems, Inc. (since 2014) Ansys, Inc. (since 2020)	Juniper Networks, Inc. (2003 to 2019) Logmein, Inc. (2017 to 2020)

 | 2022 Proxy Statement

12  | Information about the Board of Directors and its Committees

Jeneanne Hanley

Director Since: 2019 Age: 49 Board Committees: Compensation and Talent

Background

Ms. Hanley has held various positions at Lear Corporation, a designer and manufacturer of automotive seating systems and electrical distribution systems and related components, from 1994 until January 2019, most recently serving as Senior Vice President and President of the E-Systems Division. Other positions at Lear Corporation she has held include Corporate Vice President, Global Surface Materials, Corporate Vice President, Americas Seating Business Unit and Vice President, Global Strategy and Business Development. Ms. Hanley earned her bachelor’s degree in mechanical engineering in 1994 and her master’s degree in business administration in 2000 from the University of Michigan.

Ms. Hanley possesses significant operating and leadership skills, including extensive experience in electrical distribution systems and electronic modules used in the automotive industry. She offers significant experience pairing business strategy with organizational strategy in a complex global industry.

Other U.S. Public Company Boards:

QuantumScape Corporation (since 2021)

Emiko Higashi

Director Since: 2010 Age: 63 Board Committees: Compensation and Talent

Background

Ms. Higashi is a founder of Tohmon Capital Partners, LLC (formerly Tomon Partners, LLC), a strategy and M&A advisory firm based in San Francisco and primarily serving companies in technology- and healthcare-related fields since 2003. Ms. Higashi serves on the boards of Takeda Pharmaceutical Company Ltd, Rambus, Inc., and One Equity Partners Open Water I Corp. Prior to Tohmon Partners, she was a co-founder and Chief Executive Officer of Gilo Ventures, a technology-focused venture capital firm, from 2000 to 2002. Before that, Ms. Higashi spent 15 years in investment banking. After beginning her investment banking career at Lehman Brothers from 1985 to 1988, Ms. Higashi was a founding member of Wasserstein Parella and the head of that firm’s technology M&A business from 1988 to 1994, and subsequently served as a managing director in charge of Merrill Lynch’s global technology M&A practice from 1994 until 2000. Prior to her investment banking career, Ms. Higashi spent two years as a consultant at McKinsey & Co. in Tokyo, Japan.

As a result of her extensive career in technology-focused investment banking and finance, Ms. Higashi brings to the Board significant strategic, business development, mergers and acquisitions and financial experience related to the business and financial issues facing large global technology corporations, a comprehensive understanding of international business matters, particularly in Asia, and knowledge of the semiconductor industry. In addition, as a founder and partner of several consulting firms and a founding member of an investment banking firm, Ms. Higashi also possesses significant leadership and entrepreneurial experience.

Other U.S. Public Company Boards:

	Takeda Pharmaceutical Company Ltd. (since 2016) Rambus, Inc. (since 2017)	One Equity Partners Open Water I Corp. (since 2021) InvenSense, Inc. (2014 to 2017)

 | 2022 Proxy Statement

Kevin Kennedy

Director Since: 2007 Age: 66 Board Committees: Audit Nominating and Governance

Background

Mr. Kennedy has served as the Chief Executive Officer and member of the Board of Directors of Quanergy Systems, Inc., a leading provider of LiDAR sensors, since January 2020. From July 2018 through March 2020, Mr. Kennedy was a senior managing director at Blue Ridge Partners, a consulting firm that advises companies on accelerating profitable revenue growth. Prior to that, Mr. Kennedy most recently served as President, Chief Executive Officer and member of the Board of Directors of Avaya Inc., a leading global provider of business communications applications, systems and services, positions he held from January 2009 to October 2017. In January 2017, Avaya Inc. filed a Chapter 11 restructuring plan with the U.S. Bankruptcy Court for the Southern District of New York. Prior to joining Avaya, Mr. Kennedy was Chief Executive Officer of JDS Uniphase Corporation, a provider of optical products and test and measurement solutions for the communications industry, from September 2003 to December 2008, also serving as JDS Uniphase’s President from March 2004 to December 2008. From 2001 to 2003, he served as Chief Operating Officer of Openwave Systems, Inc., a provider of software solutions for the communication and media industries. Previously, Mr. Kennedy spent nearly eight years at Cisco Systems, Inc. and 17 years at Bell Laboratories. In 1987, Mr. Kennedy was a Congressional Fellow to the U.S. House of Representatives on Science, Space and Technology. In January 2012, Mr. Kennedy was appointed to the President’s National Security Telecommunications Advisory Committee by former President Barack Obama.

As the Chief Executive Officer of Quanergy and a former senior executive at Avaya, JDS Uniphase and Openwave, Mr. Kennedy possesses a vast amount of leadership and operational experience with companies in high technology industries. Also, as the holder of a Ph.D. degree in engineering from Rutgers University, a member of President Obama’s National Security Telecommunications Advisory Committee, a former Congressional Fellow to the U.S. House of Representatives Committee on Science, Space and Technology, and the author of more than 30 papers on computational methods, data networking and technology management, Mr. Kennedy offers relevant expertise in a broad range of technology matters. Specifically, Mr. Kennedy has been associated with over 150 M&A transactions as part of building large and growing organizations. In addition, as a result of his experience on the Boards of Directors of several public companies, Mr. Kennedy offers our Board a deep understanding of corporate governance matters.

Other U.S. Public Company Boards:

	Digital Realty Trust, Inc. (since 2013) Quanergy Systems, Inc. (since 2020)	Maxeon Solar Technologies, Ltd. (2020 to 2022)

 | 2022 Proxy Statement

14  | Information about the Board of Directors and its Committees

Gary Moore

Director Since: 2014 Age: 73 Board Committees: Compensation and Talent (Chair)

Background

Mr. Moore retired in July 2022 from his position as the Chief Executive Officer of ServiceSource International, Inc., a global leader in outsourced, performance-based customer success and revenue growth solutions, a position he had held since December 2018. He also held the position of the Executive Chairman of ServiceSource International, Inc. since November 2018. Mr. Moore previously retired in July 2015 from his positions as President and Chief Operating Officer of Cisco Systems, Inc., a leading global provider of networking and other products and services related to the communications and information technology industry, positions he had held from October 2012 to July 2015. Mr. Moore first joined Cisco in October 2001 as Senior Vice President, Advanced Services, and, in August 2007, he also assumed responsibility as co-lead of Cisco Services. From May 2010 to February 2011, he served as Executive Vice President, Cisco Services, and he was Cisco’s Executive Vice President and Chief Operating Officer from February 2011 until October 2012 when he was named President and Chief Operation Officer. Immediately before joining Cisco, Mr. Moore served for approximately two years as Chief Executive Officer of Netigy Corporation, a network consulting company. Prior to that, he was employed for 26 years by Electronic Data Systems (“EDS”), where he held a number of senior executive positions, including as the President and Chief Executive Officer of joint venture Hitachi Data Systems from 1989 to 1992.

As the former Executive Chairman and Chief Executive Officer of ServiceSource and a former senior executive with Cisco and other global companies (including roles as Cisco’s President and Chief Operating Officer, the head of Cisco Services, the creator and manager of EDS’s e-solutions global business unit and the President and Chief Executive Officer of the EDS joint venture Hitachi Data Systems), Mr. Moore brings to the Board extensive leadership experience, as well as expertise in matters relating to international operations in the technology industry. Mr. Moore’s experience managing large-scale operations and growing businesses enables him to provide the Board and the Company with valuable advice and guidance regarding operational and strategic issues faced by global technology companies.

Other U.S. Public Company Boards:

Finjan Holdings, Inc. (2015 to 2020)

ServiceSource International, Inc. (2016 to 2022)

 | 2022 Proxy Statement

Marie Myers

Director Since: 2020 Age: 54 Board Committees: Audit

Background

Since June 2020, Ms. Myers has served as the Chief Transformation Officer and since October 2020 as the Chief Financial Officer at HP Inc. and prior to that, from March 2020 to June 2020, served as its Chief Digital Officer. Ms. Myers served as the Chief Financial Officer of UiPath Inc. from December 2018 to December 2019. Prior to UiPath, Ms. Myers held various positions at HP Inc. and the Hewlett-Packard Company from 2001 to 2018, most recently serving as Global Controller. Other positions at Hewlett-Packard included Senior Finance Executive; Vice President for Finance Strategy, Sales and hp.com, Printing and Personal Systems Division; Head of Audit; Chief Financial Officer, Personal Systems Group; Vice President and Americas Controller; and Vice President and Chief Audit Officer. Ms. Myers held finance, audit and business operations positions at Compaq from 1997 until its acquisition by the Hewlett-Packard Company in 2001.

Ms. Myers’ extensive experience as a finance executive for a multinational technology company and experience managing the Internal Audit and financial operations functions brings an important and valuable perspective to our Board. Her experiences also provide valuable insight into challenges faced by a technology company with an international presence.

Other U.S. Public Company Boards:

F5 Networks, Inc. (since 2019)

Kiran Patel

Director Since: 2008 Age: 74 Board Committees: Audit Nominating and Governance

Background

Mr. Patel retired in September 2013 from his position as Executive Vice President and General Manager, Small Business Group of Intuit Inc., a provider of personal finance and small business software, a position he had held since December 2008. Mr. Patel previously served as Intuit’s Senior Vice President and General Manager, Consumer Tax Group and as its Senior Vice President and Chief Financial Officer. Before joining Intuit in September 2005, he was Executive Vice President and Chief Financial Officer of Solectron Corporation from August 2001 to September 2005. He previously worked for Cummins Inc. for 27 years in a variety of finance and business positions, most recently as Chief Financial Officer and Executive Vice President. Mr. Patel currently serves as a Trustee of the Charles Schwab Funds.

As a former senior officer of Intuit, Solectron and Cummins, Mr. Patel possesses significant international operating and leadership skills, including extensive experience in global sourcing, sales and other business management aspects within manufacturing and technology industries, often involving living and managing businesses overseas. In addition, as a result of his past service as the Chief Financial Officer of several global organizations, Mr. Patel offers a vast understanding of critical finance matters, which enables him to make significant contributions as a member of our Board and its Audit Committee.

Other U.S. Public Company Boards:

None

 | 2022 Proxy Statement

16  | Information about the Board of Directors and its Committees

Victor Peng

Director Since: 2019 Age: 62 Board Committees: Compensation and Talent

Background

Mr. Peng joined Advanced Micro Devices, Inc. (“AMD”), a developer of leadership high-performance and adaptive processor technologies, combining CPUs, GPUs, FPGAs, Adaptive SoCs and deep software expertise to enable leadership computing platforms for cloud, edge and end devices, in February 2022 as its President, Adaptive and Embedded Computing Group, after AMD completed its acquisition of Xilinx, Inc. From January 2018 to February 2022, Mr. Peng served as President and Chief Executive Officer of Xilinx. He served on the Xilinx Board of Directors from October 2017 to February 2022. From April 2017 to January 2018, Mr. Peng served as Xilinx’s Chief Operating Officer. From July 2014 to April 2017, he served as Executive Vice President and General Manager of Products. Prior to joining Xilinx, Mr. Peng served as Corporate Vice President, Graphics Products Group at AMD from November 2005 to April 2008. Prior to joining AMD, Mr. Peng served in a variety of executive engineering positions at companies in the semiconductor and processor industries.

As the current President, Adaptive and Embedded Computing Group, of AMD, the former Chief Executive Officer of Xilinx and former member of its Board of Directors, and with his over 30 years of experience in the semiconductor industry, Mr. Peng provides our Board with extensive and relevant leadership and international operations experience.

Other U.S. Public Company Boards:

Xilinx, Inc. (2017 to 2022)

Robert Rango

Director Since: 2014 Age: 64 Board Committees: Audit

Background

Since May 2016, Mr. Rango has served as the President and Chief Executive Officer of Enevate Corporation, a company working on the development of next generation Lithium Ion (Li-ion) battery technology. Prior to that, Mr. Rango served for over 12 years, from March 2002 to July 2014, as an executive at Broadcom Corporation, a leading fabless semiconductor company. He most recently served as Executive Vice President and General Manager of Broadcom’s Mobile and Wireless Group, a role he had held since February 2011. During his tenure with Broadcom, Mr. Rango held a number of senior management positions in the company’s Network Infrastructure Business Unit, Mobile and Wireless Group and Wireless Connectivity Group, including as Senior Vice President and General Manager, Wireless Connectivity Group from January 2006 to February 2010 and as Executive Vice President and General Manager, Wireless Connectivity Group from February 2010 to February 2011. From 1995 to 2002, Mr. Rango held several Vice President and General Manager positions at Lucent Microelectronics, a networking communications company, and Agere Systems, a leader in semiconductors and software solutions for storage, mobility and networking markets, in its Optical Access, New Business Initiatives and Modem/Multimedia Divisions.

Mr. Rango possesses significant operating and leadership skills, including extensive experience in global semiconductor product marketing, development and sales. As a result of his past service as an operational executive and general manager of several large global organizations, Mr. Rango offers a vast understanding of mobile, wireless, semiconductor, optical, software and technology management, which enables him to make significant contributions as a member of our Board.

Other U.S. Public Company Boards:

Integrated Device Technology, Inc. (2015 to 2019)

Keysight Technologies, Inc. (since 2015)

 | 2022 Proxy Statement

Richard Wallace

Director Since: 2006 Age: 62 Board Committees: None

Background

Mr. Wallace currently serves as our President and Chief Executive Officer. He has been our Chief Executive Officer since January 2006 and has also served as our President since November 2008. He began at KLA Instruments in 1988 as an applications engineer and has held various general management positions throughout his 34 years with us, including positions as President and Chief Operating Officer from July 2005 to December 2005, Executive Vice President of the Customer Group from May 2004 to July 2005, and Executive Vice President of the Wafer Inspection Group from July 2000 to May 2004. Earlier in his career, he held positions with Ultratech Stepper and Cypress Semiconductor. Mr. Wallace previously served as a member of the Board of Directors of SEMI (Semiconductor Equipment and Materials International), a prominent industry association, including as SEMI’s Chairman of the Board. He earned his bachelor’s degree in electrical engineering from the University of Michigan and his master’s degree in engineering management from Santa Clara University, where he also taught strategic marketing and global competitiveness courses after his graduation.

As our President and Chief Executive Officer and a KLA employee for 34 years, Mr. Wallace brings to the Board extensive leadership and semiconductor industry experience, including a deep knowledge and understanding of our business, operations and employees, the opportunities and risks faced by KLA, and management’s strategy and plans for accomplishing our goals. In addition, Mr. Wallace’s current service as a member of our Board, and his prior service as a member of the Boards of Directors of NetApp and Proofpoint give him a strong understanding of his role as a Director and a broad perspective on key industry issues and corporate governance matters.

Other U.S. Public Company Boards:

NetApp, Inc. (2011 to 2019)

Proofpoint, Inc. (2017 to 2021)

 | 2022 Proxy Statement

18  | Information about the Board of Directors and its Committees

DIRECTOR COMPENSATION

Our Fiscal Year 2022 Director Compensation Program

Non-employee members of the Board (“Outside Directors”) receive a combination of equity and cash compensation as approved by the Compensation and Talent Committee (or, in the case of the compensation of the Chairman of the Board, as recommended by the Compensation and Talent Committee and approved by the Board). Equity compensation to Outside Directors is provided under our 2004 Equity Incentive Plan, which has been approved by our stockholders. Retainers and committee fees are paid in quarterly cash installments (unless the applicable director elects to defer such cash payments, as described below). The following table presents the key features of our fiscal year 2022 Outside Director compensation program:

COMPENSATION ELEMENT	FISCAL YEAR 2022 PROGRAM

Cash Compensation
Standard annual cash retainer	$90,000

Committee member additional annual cash retainers (including Committee Chair)	$15,000 for Audit Committee $12,500 for Compensation and Talent Committee $7,500 for Nominating and Governance Committee

Committee Chair additional annual cash retainers	$30,000 for Audit Committee $20,000 for Compensation and Talent Committee $10,000 for Nominating and Governance Committee

Annual cash retainer for non-executive Chairman (in lieu of standard retainer)	$130,000

Reimbursement for reasonable meeting attendance expenses	Included

Equity Compensation

Market value of standard restricted stock unit (“RSU”) award granted at annual meeting	$220,000 (to be granted at the Annual Meeting); dividend equivalents payable upon vesting

Market value of non-executive Chairman RSU award granted at annual meeting in lieu of standard RSUs award	$290,000 (to be granted at the Annual Meeting); dividend equivalents payable upon vesting

Vesting period of Outside Director RSUs	Awards vest annually; shares immediately issued upon vesting

In August 2021, the Board approved revisions to the fiscal year 2022 Outside Director compensation program, effective November 3, 2021, which included:

an increase to the market value of the standard RSU award granted to our Outside Directors from $200,000 to $220,000; and

an increase to the market value of the Chairman RSU award from $270,000 to $290,000.

Members of the Board do not receive any additional compensation for their services as directors. The Board will separately determine the compensation payable to Outside Directors for service on special purpose committees of the Board, if such committees are created.

If a new Outside Director joins the Board after the date of an annual meeting of stockholders, his or her first restricted stock unit (“RSU”) award will be granted at the time or promptly after he or she joins the Board and will be prorated to take into account the period of time from the last annual meeting of stockholders to the date the new Outside Director joined the Board.

 | 2022 Proxy Statement

Under the Outside Director compensation program, the RSU awards granted to our Outside Directors are issued with “dividend equivalent” rights pursuant to our 2004 Equity Incentive Plan. Dividend equivalent rights entitle the recipient to receive credits, payable in cash, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares subject to the RSUs been issued and outstanding on the dividend record date. The dividend equivalents are only payable to the recipient upon vesting and settlement of the underlying award.

We have had in effect since 2008 a policy of providing prorated vesting acceleration of RSUs held by Outside Directors who are in good standing, whose service on the Board terminates before their RSUs are vested and who, at the time of termination, have served on the Board for six years.

Deferred Compensation

Each Outside Director is entitled to defer all or a portion of his or her cash retainer, pursuant to our Executive Deferred Savings Plan (“EDSP”), a nonqualified deferred compensation plan. Amounts credited to the EDSP may be allocated by the participant among a variety of investment funds. For further information regarding our EDSP, including the list of investment funds available under the EDSP during fiscal year 2022, please refer to the section of this Proxy Statement entitled “Compensation Discussion and Analysis - Nonqualified Deferred Compensation.” Of the current Outside Directors, only Ms. Myers and Messrs. Barnholt and Patel participated in the EDSP during fiscal year 2022, though only Ms. Myers made new contributions during the fiscal year.

Matching Program

Since August 2014, Outside Directors have been able to participate in a gift matching program, under which the KLA Foundation will generally match, dollar-for-dollar, gifts by Outside Directors to qualifying tax-exempt institutions up to $10,000 per calendar year.

Stock Ownership Guidelines

We have adopted a policy, pursuant to which each Outside Director is expected to own a specified minimum number of shares of our Common Stock. Under our current policy, each Outside Director, once he or she has served as an Outside Director for at least four years, is expected to own shares of our Common Stock with a market value of at least five (5) times the standard annual cash retainer paid to the Outside Directors. Shares of Common Stock underlying outstanding RSUs held by the directors count toward this ownership requirement.

The table below sets forth as of September 12, 2022, the compliance with our stock ownership guidelines by the seven Outside Directors who have served for at least four years. Value is based on the closing price of our Common Stock on June 30, 2022 ($319.08). Ratio is equal to value divided by annual cash retainer.

Name	Total Shares (#)(1)	Value ($)	Ratio

Edward Barnholt	39,172	12,499,002	96.1x

Robert Calderoni	12,994	4,146,126	46.1x

Emiko Higashi	13,478	4,300,560	47.8x

Kevin Kennedy	6,285	2,005,418	22.3x

Gary Moore	13,481	4,301,517	47.8x

Kiran Patel	12,452	3,973,184	44.1x

Robert Rango	13,415	4,280,458	47.6x

(1) Consists of: (i) shares owned, including shares indirectly owned by the Outside Directors through living trusts, and (ii) RSUs.

 | 2022 Proxy Statement

20  | Information about the Board of Directors and its Committees

Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to each Outside Director during fiscal year 2022:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Edward Barnholt	160,000	289,741	-	4,590	454,331

Robert Calderoni	142,500	219,668	-	3,398	365,566

Jeneanne Hanley	102,500	219,668	-	3,398	325,566

Emiko Higashi	102,500	219,668	-	3,398	325,566

Kevin Kennedy	112,500	219,668	-	3,398	335,566

Gary Moore	122,500	219,668	-	3,398	345,566

Marie Myers	105,000	219,668	-	3,398	328,066

Kiran Patel	112,500	219,668	-	3,398	335,566

Victor Peng	102,500	219,668	-	3,398	325,566

Robert Rango	105,000	219,668	-	3,398	328,066

(1) The amounts set forth in this column represent cash fees earned by each Outside Director during fiscal year 2022, regardless of whether the fees were actually paid during the fiscal year.

(2) The amounts shown represent the aggregate grant date fair value of RSUs awarded to each Outside Director during fiscal year 2022, computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, referred to in this Proxy Statement as ASC 718 (except that the fair values set forth above have not been reduced by the Company’s estimated forfeiture rate). The ASC 718 grant date fair value of each RSU award was calculated based on the fair market value of our Common Stock on the award date. For further discussion regarding the assumptions used in calculating the grant date fair value for RSUs, please refer to Note 1 to the Company’s consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, filed with the SEC on August 5, 2022.

On November 3, 2021, each Outside Director then in office was granted an RSU award for 558 shares of our Common Stock (other than Mr. Barnholt who, as Chairman of the Board, received an RSU award for 736 shares, as described above under the heading “Our Fiscal Year 2022 Director Compensation Program”). The following table shows, for each Outside Director, the aggregate number of unvested shares of our Common Stock underlying all outstanding RSUs held by that Outside Director then in office as of June 30, 2022:

Name	Aggregate Number of Unvested Shares of Common Stock Underlying Director RSU Awards as of June 30, 2022

Edward Barnholt	736

Robert Calderoni	558

Jeneanne Hanley	558

Emiko Higashi	558

Kevin Kennedy	558

Gary Moore	558

Marie Myers	558

Kiran Patel	558

Victor Peng	558

Robert Rango	558

(3) As noted above, of the current Outside Directors, only Ms. Myers and Messrs. Barnholt and Patel participated in our EDSP during fiscal year 2022. We have concluded that, because the EDSP earnings correspond to the actual market earnings on a select group of investment funds available under the EDSP, no portion of the Outside Directors’ earnings under the EDSP is “above market” or “preferential.” Accordingly, we do not report any portion of the Outside Directors’ earnings under the EDSP in the Director Compensation Table. The investment earnings (loss) under the EDSP during fiscal year 2022 for the Outside Directors who participated in the EDSP were as follows: (a) Ms. Myers: ($61,539); (b) Mr. Barnholt: ($637,627); and (c) Mr. Patel: ($70,920).

(4) Represents dividend equivalents paid upon the vesting of RSUs during fiscal year 2022.

 | 2022 Proxy Statement

Our Corporate Governance

    Practices

At KLA, we believe that strong and effective corporate governance procedures and practices are an extremely important part of our corporate culture. In that spirit, we have summarized several of our corporate governance practices below.

ADOPTING AND MAINTAINING GOVERNANCE STANDARDS

The Board has adopted, and regularly reviews and updates as necessary, a set of Corporate Governance Standards to establish a framework within which it will conduct its business and to guide management in its running of the Company. The governance standards, portions of which are summarized below, can be found on our website at http://ir.KLA.com. We have posted information regarding our corporate governance procedures to help ensure the transparency of our practices.

MONITORING BOARD EFFECTIVENESS

It is important that our Board and its Committees are performing effectively and in the best interests of KLA and our stockholders. The Board is responsible for annually assessing its effectiveness and the effectiveness of each of its Committees in fulfilling their respective obligations, and each Committee is responsible for reviewing the Board’s assessment of that Committee’s effectiveness. In addition, our Nominating and Governance Committee is charged with overseeing an annual review of the Board and its membership. The standard practice of the Board is that Outside Directors will not stand for re-election after reaching the age 75. However, upon the recommendation of the Nominating and Governance Committee, the Board may nominate director candidates who have reached the age of 75, if it determines that doing so is in the best interest of the Company. Board members are elected for one-year terms, and there is currently no limitation on the number of terms a director may serve.

CONDUCTING FORMAL INDEPENDENT DIRECTOR SESSIONS

At the conclusion of each regularly scheduled Board meeting, the independent directors meet in executive session without KLA management or any non-independent directors.

HIRING OUTSIDE ADVISORS

The Board and each of its committees may retain outside advisors and consultants of their choosing at our expense, without management’s consent.

AVOIDING CONFLICTS OF INTEREST

We expect our directors, executive officers and employees to conduct themselves with the highest degree of integrity, ethics and honesty. Our credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each director, executive officer and employee. In order to provide assurances internally and to our stockholders, we have implemented Standards of Business Conduct that provide clear conflict of interest guidelines to our employees, as well as an explanation of reporting and investigatory procedures.

COMMUNICATIONS WITH THE BOARD

Stockholders may communicate with the Board by writing to us at KLA Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035.

Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

 | 2022 Proxy Statement

22  | Our Corporate Governance Practices

STANDARDS OF BUSINESS CONDUCT; WHISTLEBLOWER HOTLINE AND WEBSITE

The Board has adopted Standards of Business Conduct for all of our employees and directors, including our principal executive and senior financial officers, and we have prepared and made available versions of our Standards of Business Conduct translated into Chinese (Simplified and Traditional), Dutch, French, German, Hebrew, Italian, Japanese and Korean in an effort to maximize the accessibility and understandability of these important guidelines to our employees. You can obtain a copy of our Standards of Business Conduct via our website at http://ir.KLA.com, or by making a written request to us at KLA Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. We will make any required disclosures regarding amendments to, or waivers from, the Standards of Business Conduct on our website at the same address.

In addition, we have established a hotline and website for use by employees, as well as third parties such as vendors and customers, to report actual or suspected wrongdoing and to answer questions about business conduct. The hotline and website are both operated by an independent third party, which provides tools to enable individuals to submit reports in a number of different languages and, where permitted by law, on an anonymous basis.

ENSURING AUDITOR INDEPENDENCE

We have taken a number of steps to ensure the continued independence of our outside auditors. Our independent registered public accounting firm reports directly to the Audit Committee, which also has the ability to pre-approve or reject any non-audit services proposed to be conducted by the firm.

COMPENSATION AND TALENT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During all or a portion of fiscal year 2022, Messrs. Barnholt, Moore and Peng and Mses. Hanley and Higashi served on the Compensation and Talent Committee. None of these individuals was an officer or employee of KLA at any time during fiscal year 2022 or at any other time. During fiscal year 2022, there was no instance in which an executive officer of KLA served as a member of the board of directors or compensation committee of any entity and an executive officer of that same entity served on our Board or Compensation and Talent Committee.

STOCKHOLDER NOMINATIONS TO THE BOARD

Please see “INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES—Nominating and Governance Committee.”

MAJORITY VOTE POLICY

Please see “INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES—Nominating and Governance Committee—Majority Vote Policy.”

STOCKHOLDER OUTREACH

During the year, we engage with our stockholders to better understand their views on matters they consider important, which varies by stockholder, but usually includes topics such as: agenda items for the annual meeting of stockholders; Board composition; business performance and strategy; corporate governance; and environmental, social and human capital management. We typically commence our outreach activities following the filing of our proxy statement. Stockholder outreach is led by our investor relations team, but often includes members of management, our legal and compliance team and occasionally one or more members of our Board. Stockholder concerns expressed in this outreach are summarized and communicated to the Board or one of its committees. Similar to previous years, during outreach sessions, certain stockholders generally expressed a desire to see more disclosure on our website regarding ESG matters. In 2022, we published our second global impact report covering our ESG strategy and the foundation of that strategy.

 | 2022 Proxy Statement

Environmental, Social and Governance (ESG)

KLA technologies address complex global challenges with the goal of making a meaningful impact on our world. While responding to unprecedented demand for our products in fiscal year 2022, we remained steadfast in our commitment to fulfill our mission of being positive stewards and living our values. While KLA’s core approach to business has long included a focus on continuous innovation for the greater good, in 2020, we centralized our ESG activities under the leadership of an enterprise-wide ESG Steering Committee. This committee comprises leaders from across the business who create and drive strategies, cross-functional programs, and initiatives to achieve our ESG goals. To promote dialogue between management and the Board for engagement and prioritization of ESG issues, the ESG Steering Committee receives oversight from the Nominating and Governance Committee. The Nominating and Governance Committee is responsible for monitoring KLA’s policies, programs and results related to environmental stewardship, corporate citizenship, human rights, and other social and public matters of significance to KLA and regularly receives updates from and engages with management. ESG oversight was added to the Committee’s charter in 2021, in response to input from our stakeholders.

ADVANCING STEWARDSHIP

KLA is focused on responding to the climate challenges facing our world. In addition to the new climate goals we have announced for our global operations, we are working to make the microprocessor manufacturing process more efficient (and thus sustainable) through our core business, creating new products and services that can help companies reduce waste, conserve natural resources and reduce their environmental footprint.

We have made important strides in updating and improving our greenhouse gas (GHG) inventory baseline and achieving limited third-party verification of our inventory and renewable energy use. We have also announced new targets for reducing our emissions, as discussed in greater detail below, and are continuing to challenge ourselves to find new ways to fulfill our mission of being positive stewards and living our values.

We understand that there is currently significant pressure on companies to make climate-related commitments, and that this pressure can result in commitments being made before there is a path forward to achieve those commitments. At KLA, we strive to be methodical in our approach to target-setting, so that when we make a commitment, our stakeholders know we see a path forward for achieving it. That is why we are currently conducting various reviews of our Scope 3 emissions to inform our path forward. It is our aim to be in a position to provide further details on our progress toward the development of Scope 3 emissions reduction goals by the end of 2023.

Climate and energy:

We are taking action through our Science Based Target Initiatives (SBTi) informed climate goals—reducing Scope 1 and 2 emissions by 50% by 2030 (from 2021 baseline) and achieving net zero Scope 1 and 2 emissions by 2050—building on our previously announced goal of using 100% renewable energy by 2030.

Highlights:

Since 2018, we have continued to increase our procurement of electricity from carbon-free sources across our global operations year-over-year. In 2021, 52% of our electricity was sourced from renewable energy sources.

In 2021, KLA conducted our first in-depth climate risk and opportunity assessment following the recommendations of the Task Force on Climate-Related Financial Disclosures (TCFD).

We also developed a new and improved greenhouse gas (GHG) inventory baseline.

Completed first third-party verification of GHG inventory: limited assurance of Scope 1 and 2, Scope 3 business travel, and our renewable energy progress.

In 2021, KLA announced the grand opening of our second North American headquarters campus in Ann Arbor, Michigan. The sustainable design features of the new campus include underground parking to minimize the building footprint as well as a green roof, which insulates the building, helping reduce energy demands.

Regarding Scope 3 emissions, we are currently evaluating product energy efficiency opportunities and exploring a potential strategy to engage with our top suppliers around setting GHG emissions reduction goals.

As we look ahead to further reduce our climate impact, it is our aim to be in a position to provide further details on our progress toward the development of Scope 3 emissions reduction goals by the end of 2023.

 | 2022 Proxy Statement

24  | Our Corporate Governance Practices

Materials and waste:

We are committed to continuously improving our use of materials and reducing waste across our sites. Millions of pounds of recyclable materials have been diverted away from local landfills as a result of these efforts. Each KLA site has programs in place to achieve these objectives, from waste diversion processes in manufacturing to encouraging recycling and composting in our dining areas and breakrooms.

Highlights:

From 2020 to 2021, KLA increased the amount of waste recycled by 43% and decreased the amount of waste sent to landfills by 20%.

In Milpitas, we achieved a 94% rate of waste diverted away from landfills.

In Singapore, we achieved a 71% diversion rate.

Water management:

Water is an increasingly critical resource around the world. KLA is taking innovative approaches across its sites to reduce water demand and reliance on fresh water sources.

Highlights:

We reduced our total water withdrawal by 1.1% from 2020 to 2021 while experiencing significant business growth.

Singapore maintained 75% usage of domestic wastewater (NEWater) cleaned through reverse osmosis which can be used for industrial purposes such as cooling towers and landscaping.

KLA Israel achieved a 15.7% reduction in water consumption per employee over 2020.

ADVANCING OPPORTUNITY

We believe our impact is powered by our people. That is why we embrace our responsibility to lead through exceptional training programs and professional development and making sure our employees feel included, safe, healthy and empowered to bring their full selves to work.

Inclusion and diversity:

At KLA, Inclusion & Diversity (I&D) is a shared aspiration, commitment and responsibility—and a direct expression of our core values. We celebrate the diversity of our employees, customers and partners, and we are committed to fostering a culture of conscious inclusion.

Highlights:

In 2021, we improved our I&D efforts in several ways. We continued to offer over 35 trainings to multiple teams globally in 2021 to expand awareness and understanding on I&D topics. Our Values in Action training was expanded last year to include a focus on I&D, reaching close to 1,200 leaders across the company.

To strengthen our culture of inclusion, we continue to increase the number of employee resource groups at our sites. These are voluntary groups of employees who have a common interest in helping KLA achieve its inclusion and diversity goals.

Demonstrating our commitment to creating a more diverse workforce, KLA signed the CEO Action for Diversity & Inclusion™ pledge and joined the Alliance for Global Inclusion in 2022.

We made I&D a key element of the KLA Foundation, focusing on our mission to advance humanity by investing in our communities to help create a more equitable, inclusive and accessible world. We aligned our strategic pillars of education, wellness and community enrichment with six of the UN Sustainable Development Goals, including 4-Quality Education, 5-Gender Equality and 10-Reduced Inequities.

At KLA, we value I&D throughout our organization and supply chain. We are working to grow an inclusive and diverse global supply chain, that drives innovation and partners with us in advancing humanity through KLA technologies and services.

Talent development:

Our competitive advantage is our people and the technology they develop, so we invest in KLA’s future by fully supporting their personal and professional growth. Our talent development programs focus on developing the unique attributes of our employees through comprehensive training offerings, employee engagement programs, and health and wellness activities.

 | 2022 Proxy Statement

Highlights:

KLA has been included in Training Magazine’s Top 10 Hall of Fame for the past 15 years.

We support continued learning through tuition reimbursement. Through our partnerships with San Jose State University and the University of Michigan, employees can pursue advanced degrees in engineering that are customized for KLA and the skills/competencies required to support our customers.

Our Corporate Learning Center offers extensive training programs that are among the best in the technology industry.

In 2021, we achieved record attendance at 499 unique learning events across the globe.

In 2021, 211 leaders completed our Enterprise Leadership Program, a comprehensive, two-year management training program that provides robust succession planning to prepare KLA employees to fill future leadership roles.

Health and safety:

Our employees are the lifeblood of our business. That is why their health and safety are always our priority.

Highlights:

In 2021, our Environmental Health & Safety (EHS) team focused on building its organization to increase global coordination and consistency with strong local connections that support customers and employees within each region and site.

In response to the continuing demands of COVID-19, strong EHS collaboration across the regions resulted in the continued refinement of best practices for each of our sites, improving business resiliency and the health and safety of our employees worldwide.

In 2021, we had a Total Recordable Incident Rate of 0.22 incidents for every 200,000 hours worked across the U.S.

In 2021, we implemented a global standard for tracking and reporting our incidents to ensure consistency across our regions, and continually outperformed industry averages for injury rates.

Community engagement:

We value equity as much as empathy. We listen to local needs and find meaningful ways to help. We came together as an organization to address pressing needs that matter most to our employees and their communities. The KLA Foundation and KLA employees around the world supported the communities where we live and work through financial support, volunteerism and program facilitation focusing on our three strategic pillars: Education, Wellness and Community Support.

Highlights:

In 2021, the KLA Foundation made $3.9 million in direct grants and $1.6 million in employee match funding grants for a total of $5.5 million in community giving.

When India was hit with a resurgence of COVID-19 in 2021, the KLA Foundation expanded its efforts in the region with a $550,000 donation.

KLA employees worldwide volunteered to serve their local communities. For example, KLA Singapore employees planted trees together, delivered food packages to 3,000 senior citizens and continued their 20-year commitment to the Metta School for children with autism and special needs.

Through the KLA Social Equity Fund established in 2020 in partnership with the American Heart Association, we made $530,000 in grants to five nonprofits in the South Bay/Silicon Valley and Metro Detroit areas.

In 2021, the KLA Foundation made a $750,000 grant donation to the Milpitas Unified School District to support the development of the Innovation Campus—an educational initiative that will offer real-world educational experiences in high technology and other industries for students of all ages and learning levels.

Supply Chain Stewardship

Our commitment to advancing opportunity extends to our supply chain. We seek out suppliers who share our strong values, treat their employees with dignity, respect and fairness, and meet the strict requirements in our Standards of Business Conduct to promote a supply chain free from any human trafficking and labor violations.

 | 2022 Proxy Statement

26  | Our Corporate Governance Practices

Highlights:

We refined our Supplier I&D initiative by expanding education efforts, increasing guidelines and identifying goals and metrics.

We strengthened our Supplier Diversity program by publishing our Supplier I&D Expectations document outlining our expectations and requesting our suppliers to use reasonable efforts to align with these expectations and implement internal practices and similar policies to partner with KLA in supporting supplier I&D.

We contractually require our suppliers to adhere to our Supply Chain Human Rights Policy and Standards of Business Conduct.

We continued to achieve our goal to get 85% of our targeted suppliers to participate in the annual Responsible Business Alliance (“RBA”) Facility Supplier Assessment Questionnaire, which assesses the supplier’s compliance to the RBA Code of Conduct.

We are actively exploring a potential engagement strategy with our top suppliers around setting GHG emissions reduction goals to help reduce upstream Scope 3 emissions in our value chain.

ADVANCING INNOVATION

We tackle our customers’ most complex problems through significant investment in research and development (“R&D”), collaborative teams and a passion for excellence.

Product innovation and sustainability:

The nature of KLA’s business and involvement in technological advancements requires us to continue to innovate and heavily invest in R&D to deliver for our customers. Our customers are constantly challenged to increase their production yield, reduce waste and meet their own profitability and sustainability goals. KLA solutions make this possible by allowing manufacturers to innovate and produce chips faster, more sustainably and at a lower cost.

Highlights:

In fiscal year 2022, our R&D spending was 12% of total revenue.

Reducing our Scope 3 emissions in a sustainable, impactful way is a priority. We are actively evaluating product energy efficiency opportunities to inform the feasibility of setting a target to establish a pathway toward reducing our downstream Scope 3 emissions.

In 2021, KLA unveiled four new products to ensure high yield, reliability and performance of the chips that power the most advanced automotive electronics.

KLA has been delivering solutions and support to the silicon carbide (SiC) and gallium nitride (GaN) power device market that enables advances in electric vehicles and other green technologies.

Protecting intellectual property:

At KLA, we have been a part of the most significant technological breakthroughs in our industry. Protecting the intellectual assets that we create and manage every day enables the innovations that advance humanity tomorrow.

Highlights:

We aim to ensure that the technologies we use to secure our digital environment are operational and running more than 99% of the time in any calendar month.

We have developed need-to-know and data classification systems to help employees recognize and protect intellectual property. The need-to-know campaign aims to get employees to think more about how and with whom they share information, while the data classification system is a visual way to identify and protect information.

Protecting against cybersecurity threats:

Recent years have brought unique challenges that highlight the importance of keeping our data safe. Around the globe, the switch to remote work and virtual schooling led to a huge influx of phishing emails, malware and ransomware at companies across every industry. At KLA, we responded aggressively to these challenges.

 | 2022 Proxy Statement

Highlights:

Our KLA Security Operations Center monitors our digital environment 24/7 to help protect our data.

We have introduced key technologies that give us more visibility holistically across our environment—significantly reducing the time needed to detect and contain incidents.

We have a culture of open reporting. We want people to feel like they can come to us, ask questions and report concerns.

ADVANCING LEADERSHIP

Our solutions move industries forward, but our people make it happen. We empower today’s leaders—and tomorrow’s—by infusing our foundational values into everything we do. At the heart of this is strong business ethics, corporate governance, and corporate culture.

Business ethics and compliance:

Working ethically and complying with our legal obligations are central to the way we conduct business. At KLA, we continuously strive to create and maintain an ethical and legally compliant culture where everyone is aligned around our value systems, policies and procedures. That means regularly assessing our risk and adjusting our approach as needed.

Highlights:

KLA’s Chief Compliance Officer updates the Board’s Audit Committee and the CEO’s staff on a quarterly basis on current and emerging issues.

We initiated a first-ever Annual Compliance Disclosure process in which approximately 2,400 employees were asked to certify that they have complied with specific aspects of KLA’s Standards of Business Conduct and/or disclose any noncompliance.

Our Values in Action program is an innovative training program on our Standards of Business Conduct that incorporates internal and external instructors, interactive exercises, discussions and polling questions and involves about 10 hours of in-depth training. Values in Action covers subject areas such as the importance of speaking up, anti-bribery and corruption, trade compliance, privacy, and inclusion and diversity. The new program launched globally in 2021.

Corporate governance:

Governance and Ethics at KLA is more than policymaking or having the right systems in place to establish the rights of our people and the responsibilities of our leadership. We view Governance and Ethics as an opportunity to continuously embrace our core values, build trust and live up to our stakeholders’ expectations.

Highlights:

ESG oversight was added to the Nominating and Governance Committee’s charter in 2021.

The Board approved changes to the Compensation and Talent Committee charter to include oversight of human capital policies and practices, including I&D, and the Audit Committee now reviews cybersecurity initiatives quarterly.

 | 2022 Proxy Statement

28  | Proposal Two: Ratification of Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting

       Firm for the Fiscal Year Ending June 30, 2023

Proposal Two: Ratification of

    Appointment of

    PricewaterhouseCoopers

    LLP as Our Independent

    Registered Public

    Accounting Firm for the

    Fiscal Year Ending June 30,

    2023

AUDIT COMMITTEE RECOMMENDATION

The Audit Committee has the sole authority to retain or dismiss our independent auditors. The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending June 30, 2023. Before making its determination, the Audit Committee carefully considered that firm’s qualifications as independent auditors.

The Board, following the Audit Committee’s determination, unanimously recommends that the stockholders vote for ratification of such appointment.

Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of this appointment by the stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may reconsider such appointment.

ATTENDANCE AT THE ANNUAL MEETING

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

 | 2022 Proxy Statement

FEES

The aggregate fees billed by PricewaterhouseCoopers LLP, KLA’s independent registered public accounting firm, in fiscal years 2022 and 2021 were as follows:

Services Rendered/Fees	2022 ($)	2021 ($)

Audit Fees(1)	6,280,316	5,260,369

Audit-Related Fees(2)	41,552	24,194

Total Audit and Audit-Related Fees	6,321,868	5,284,563

Tax Compliance	1,130,875	1,511,896

Tax Planning and Consulting	209,413	247,751

Total Tax Fees(3)	1,340,288	1,759,647

All Other Fees(4)	5,400	900

(1) Represents professional services rendered for the audits of annual financial statements set forth in our Annual Reports on Form 10-K for fiscal years 2022 and 2021, the review of quarterly financial statements included in our Quarterly Reports on Form 10-Q filed during fiscal years 2022 and 2021, services related to statutory and regulatory filings or engagements, and audits of new systems/processes. Fiscal year 2022 also includes fees for audit services pertaining to bond offerings and accelerated share repurchase agreements. Fiscal year 2021 also includes fees for the adoption of new credit losses guidance.

(2) Represents audits of employee benefit plans and audits of government-sponsored research and development program grant spending.

(3) Represents tax services for U.S. and foreign tax compliance, planning and consulting.

(4) Represents license fees related to accounting research software.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy regarding non-audit services provided by PricewaterhouseCoopers LLP. First, the policy ensures the independence of our auditors by expressly naming all services that the auditors may not perform and reinforcing the principle of independence regardless of the type of service. Second, certain non-audit services, such as tax-related services and acquisition advisory services, are permitted but limited in proportion to the audit fees paid. Third, the Audit Committee pre-approves non-audit services not specifically permitted under this policy (or subsequently approves such services in circumstances where a subsequent approval is necessary and permissible), and the Audit Committee reviews the annual plan and any subsequent engagements. All non-audit fees were approved by the Audit Committee pursuant to its pre-approval policies and procedures.

INDEPENDENCE ASSESSMENT BY AUDIT COMMITTEE

Our Audit Committee considered and determined that the provision of the services provided by PricewaterhouseCoopers LLP as set forth herein is compatible with maintaining PricewaterhouseCoopers LLP’s independence and approved all non-audit related fees and services.

VOTE REQUIRED AND RECOMMENDATION

If a quorum is present, the affirmative vote of the majority of votes cast is needed to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending June 30, 2023.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023.

 | 2022 Proxy Statement

30  | Proposal Three: Approval of our Named Executive Officer Compensation

Proposal Three: Approval of

    Our Named Executive

    Officer Compensation

BACKGROUND

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables KLA’s stockholders to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in the “Compensation Discussion and Analysis” section, the Summary Compensation Table and the other related tables and disclosures in this Proxy Statement. This vote is required pursuant to Section 14A of the Exchange Act. The Board has determined, consistent with the feedback from our stockholders, that we will hold this vote every year.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our NEOs with the interests of our stockholders by focusing on a philosophy of “pay-for-performance.” Our compensation programs are designed to support our business goals and to promote both short-term and long-term financial and strategic achievement.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, and the Summary Compensation Table and other related compensation tables and disclosure in this Proxy Statement, which provide detailed information on the compensation of our NEOs. The Compensation and Talent Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our NEOs as reported in this Proxy Statement has supported and contributed to our recent and long-term success.

NATURE OF VOTE; RECOMMENDATION

This vote is advisory and therefore not binding on KLA, our Board or the Compensation and Talent Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we ask our stockholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that KLA Corporation’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s Proxy Statement for the 2022 annual meeting of stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

While this advisory vote on executive compensation is non-binding, the Board and the Compensation and Talent Committee value the opinion of KLA’s stockholders and will carefully assess the voting results and consider the impact of such voting results on our compensation policies and decisions, as described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

VOTE REQUIRED

If a quorum is present, the affirmative vote of the majority of votes cast is required for advisory approval of this proposal.

The Board unanimously recommends a vote “FOR” the approval of the compensation of our NEOs, as disclosed in this Proxy Statement.

 | 2022 Proxy Statement

Information About Executive

    Officers

Set forth below are the names, ages and positions of the executive officers of KLA as of the Record Date.

Name	Position	Age

Richard Wallace	President and Chief Executive Officer	62

Please see “INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES—Nominees for Election at the 2022 Annual Meeting.”

Name	Position	Age

Bren Higgins	Executive Vice President and Chief Financial Officer	52

Bren Higgins has served as KLA’s Executive Vice President and Chief Financial Officer since August 2013. In this role, Mr. Higgins oversees and manages the Company’s finance operations and control processes, global manufacturing operations and investor relations functions. Prior to his promotion to Chief Financial Officer, Mr. Higgins oversaw the Company’s treasury and investor relations functions and supported its business development efforts in his role as Vice President of Corporate Finance from January 2012 to August 2013, and as Senior Director of Corporate Finance from August 2011 to January 2012. Before that, he served as the Company’s Senior Director of Financial Planning and Analysis from August 2008 to August 2011. Mr. Higgins has also held various financial and investor relations positions since he began his tenure at the Company in 1999, including multiple product division controller assignments and serving as Group Controller of the Company’s Wafer Inspection Group from 2006 to 2008. Mr. Higgins received his bachelor’s degree from the University of California at Santa Barbara and his master’s degree in business administration with a concentration in finance from the University of California at Davis.

 | 2022 Proxy Statement

32  | Information About Executive Officers

Name	Position	Age

Ahmad Khan	President, Semiconductor Process Control	48

Ahmad Khan has served as KLA’s President, Semiconductor Process Control since August 2019 where he is responsible for overseeing and managing our Semiconductor Process Control segment, and was Executive Vice President, Global Products Group from December 2016 to August 2019, where he was responsible for the Company’s wafer inspection and patterning divisions. From August 2015 to December 2016, he served as Executive Vice President, Patterning Division. In this role, he was responsible for the development and execution of technology roadmaps and customer collaboration strategies for all of KLA’s patterning products. Mr. Khan joined KLA’s Films & Surface Technology Division in 2003 as Senior Director of Business Development, and has since held numerous strategic management positions throughout his 17-year tenure with the Company. In 2007, Mr. Khan served as Vice President and General Manager of KLA’s Optical Films Metrology Division. From 2008 to his current position, his executive management responsibilities expanded to include the Resistivity, Optical CD, Implant, Thermawave, Overlay and SensArray Divisions, all ultimately comprising KLA’s Metrology Division. Prior to joining KLA, Mr. Khan spent nine years at Applied Materials, holding various product engineering, support, operations and senior management positions. Mr. Khan earned his bachelor’s degree in electronics engineering technology from DeVry University.

Name	Position	Age

Oreste Donzella	Executive Vice President, Electronics, Packaging and Components	56

Oreste Donzella has held various positions with KLA since he joined us in 1999. He currently serves as the Company’s Executive Vice President of Electronics, Packaging and Components since March 2020, in which role he is responsible for running our specialty semiconductors, advanced packaging, printed circuit board and flat panel display businesses. Prior to his current role, Mr. Donzella served as our Executive Vice President and Chief Marketing Officer from September 2016 to February 2020 and had responsibilities for market analytics, external communication and company-wide collaborations with the broader electronics industry. From July 2015 to July 2018, he was also responsible for the customer engagement organization at KLA, leading the world-wide field application engineering teams. In his long tenure at KLA, Mr. Donzella also served as general manager of the macro wafer inspection and the unpatterned wafer inspection divisions from August 2007 to June 2015 and held various leadership management positions in product marketing and application engineering across the company prior to that. Mr. Donzella brings more than 27 years of experience in the semiconductor industry. Prior to joining KLA, he spent more than six years at Texas Instruments and Micron Technology, holding engineering and management positions in the process integration and yield enhancement departments. Mr. Donzella currently serves on the SEMI North America Advisory Board. Mr. Donzella earned his master’s degree in electrical engineering from the University La Sapienza in Rome, Italy.

 | 2022 Proxy Statement

Name	Position	Age

Mary Beth Wilkinson	Executive Vice President, Chief Legal Officer and Corporate Secretary	50

Mary Beth Wilkinson has served as the Company’s Executive Vice President, Chief Legal Officer and Corporate Secretary since September 2020. Ms. Wilkinson has more than two decades of legal experience including extensive executive and operating experience in industrials and manufacturing. Before joining KLA, she served as senior vice president, general counsel and corporate secretary of O-I Glass, Inc. and as a partner at Hogan Lovells, an international law firm. Ms. Wilkinson was named to Women Inc.’s 2019 Top Corporate Counsel list. Ms. Wilkinson earned her bachelor’s degree from Saint Mary’s College, Notre Dame, Indiana, with a double major in economics and English writing. She holds a Juris Doctor degree from Northwestern University Pritzker School of Law and is a graduate of Stanford University’s Executive Program.

Name	Position	Age

Brian Lorig	Executive Vice President, Global Support and Services	48

Brian Lorig has served as Executive Vice President, since August 2019, and Senior Vice President and general manager of the Company’s Global Support and Services organization since March 2016. The Global Support and Services organization includes the Company’s services group, which enables customers in all business sectors to maintain high performance and productivity of their purchased products through a flexible portfolio of services. Global Support and Services also includes KT Pro Systems, which offers certified fully refurbished and tested systems, as well as remanufactured legacy systems, and KT Pro Enhancements, which include enhancements and upgrades for previous-generation KLA tools. Mr. Lorig joined the Company in 1998 and has held a number of leadership positions in Manufacturing Operations and Service, including vice president of U.S. Manufacturing and Operations Group from January 2013 through February 2014, and vice president of Global Support and Services Field Operations from February 2014 through March 2016. Mr. Lorig earned his bachelor of science in supply chain management from Arizona State University and his MBA from Santa Clara University.

 | 2022 Proxy Statement

34  | Information About Executive Officers

Name	Position	Age

Virendra Kirloskar	Senior Vice President and Chief Accounting Officer	58

Virendra Kirloskar has served as the Company’s Senior Vice President and Chief Accounting Officer since March 2008. Mr. Kirloskar rejoined the Company as Vice President and Corporate Controller in May 2003 and served in that role until March 2008, other than the period from August 2006 to August 2007, during which time he held management responsibilities within KLA India. Prior to that, from June 2002 to April 2003, Mr. Kirloskar served as Corporate Controller of Atmel Corporation, a designer and manufacturer of semiconductor integrated circuits. Mr. Kirloskar also held various finance positions within KLA from 1993 to 1999. Mr. Kirloskar received his bachelor’s degree in commerce from the University of Pune, India and his master’s degree in business administration from the University of Massachusetts Amherst.

 | 2022 Proxy Statement

Security Ownership of

    Certain Beneficial Owners

    and Management

PRINCIPAL STOCKHOLDERS

As of September 12, 2022, based solely on our review of filings made with the SEC, we are aware of the following entities being beneficial owners of more than 5% of our Common Stock:

Name and Address	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned(1)

The Vanguard Group, Inc.(2) 100 Vanguard Boulevard Malvern, PA 19355	13,509,990	9.5%

BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	11,324,684	8.0%

Capital International Investors(4) 333 S. Hope Street, 55th Floor Los Angeles, CA 90071	7,934,340	5.6%

(1) Based on 141,807,816 outstanding shares of our Common Stock as of September 12, 2022.

(2) All information regarding The Vanguard Group (“Vanguard”) is based solely on information disclosed in an Amendment to Schedule 13G filed by Vanguard with the SEC on February 10, 2022. According to the Schedule 13G/A filing, of the 13,509,990 shares of our Common Stock reported as beneficially owned by Vanguard as of December 31, 2021, Vanguard had shared voting power with respect to 257,704 shares, had sole dispositive power with respect to 12,878,859 shares, and had shared dispositive power with respect to 631,131 shares.

(3) All information regarding BlackRock, Inc. (“BlackRock”) is based solely on information disclosed in an Amendment to Schedule 13G filed by BlackRock with the SEC on February 1, 2022. According to the Schedule 13G/A filing, of the 11,324,684 shares of our Common Stock reported as beneficially owned by BlackRock as of December 31, 2021, BlackRock had sole voting power with respect to 10,029,929 shares and had sole dispositive power with respect to all 11,324,684 shares.

(4) All information regarding Capital International Investors (“Capital”) is based solely on information disclosed in an Amendment to Schedule 13G filed by Capital on February 11, 2022. According to the Schedule 13G/A filing, of the 7,934,340 shares of our Common Stock reported as beneficially owned by Capital as of December 31, 2021, Capital had sole voting power with respect to 7,929,794 shares and had sole dispositive power with respect to all 7,934,340 shares.

 | 2022 Proxy Statement

36  | Security Ownership of Certain Beneficial Owners and Management

DIRECTORS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of September 12, 2022, by all current directors, each of the NEOs (as defined on page 41 of this Proxy Statement) set forth in the Summary Compensation Table, and all current directors and executive officers as a group. Unless otherwise indicated, the address of each person is c/o KLA Corporation, One Technology Drive, Milpitas, California 95035. Except for shares held in brokerage accounts which may, from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from those accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness. Shares that, as of September 12, 2022, have not yet been issued under outstanding RSUs due to applicable performance or service-vesting requirements that have not yet been satisfied are not included in the table below:

Name	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned(1)

Richard Wallace(2)	200,930	*

Edward Barnholt(3)	39,172	*

Robert Calderoni(4)	12,994	*

Jeneanne Hanley(5)	3,350	*

Emiko Higashi(5)	13,478	*

Kevin Kennedy(6)	6,285	*

Gary Moore(5)	13,481	*

Marie Myers(5)	2,333	*

Kiran Patel(7)	12,452	*

Victor Peng(5)	4,065	*

Robert Rango(5)	13,415	*

Oreste Donzella	9,709	*

Bren Higgins	10,935	*

Ahmad Khan	12,637	*

Virendra Kirloskar	297	*

Brian Lorig	7,148	*

Mary Beth Wilkinson(8)	5,522	*

All current directors and executive officers as a group (17 persons)(9)	219,068	*

* Less than 1%.

(1) Based on 141,807,816 outstanding shares of our Common Stock as of September 12, 2022. In addition, shares of our Common Stock subject to RSUs that will vest and become deliverable within 60 days after September 12, 2022, are deemed to be outstanding for the purpose of computing the percentage ownership of the applicable person or entity in this table, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

(2) Includes 9,182 outstanding shares of our Common Stock that are held by the Wallace Living Trust u/a/d dated 3/27/01, as amended, of which Mr. Wallace is a trustee and beneficiary.

(3) Includes (a) 736 shares subject to RSUs that will vest and become deliverable within 60 days after September 12, 2022, and (b) 25,431 outstanding shares of our Common Stock that are held by The Barnholt Family Trust dated January 8, 1987, of which Mr. Barnholt is a trustee and beneficiary.

(4) Includes (a) 558 shares subject to RSUs that will vest and become deliverable within 60 days after September 12, 2022, and (b) 11,529.527 outstanding shares of our Common Stock that are held by The 2019 Calderoni Family Trust.

(5) Includes 558 shares subject to RSUs that will vest and become deliverable within 60 days after September 12, 2022.

(6) Includes (a) 558 shares subject to RSUs that will vest and become deliverable within 60 days after September 12, 2022, and (b) 4,821 outstanding shares of our Common Stock that are held by the Kennedy Family Trust u/a/d 11/19/98, of which Mr. Kennedy is a trustee and beneficiary.

(7) Includes (a) 558 shares subject to RSUs that will vest and become deliverable within 60 days after September 12, 2022, and (b) 11,894 outstanding shares of our Common Stock that are held by The Kiran Patel Trust dated August 28, 2018, of which Mr. Patel is a trustee and beneficiary.

(8) Includes 5,522 shares subject to RSUs that will vest and become deliverable within 60 days after September 12, 2022.

(9) Includes 5,758 shares subject to RSUs held by Outside Directors and 5,522 shares subject to RSUs held by executive officers that will vest and become deliverable within 60 days after September 12, 2022, together with the other shares set forth in footnotes (2) through (7).

 | 2022 Proxy Statement

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers, Board members and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC, and such persons are also required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, we believe that during fiscal year 2022 all of our executive officers, Board members and greater than ten percent stockholders complied with all applicable Section 16(a) filing requirements, except that the following persons filed late Forms 4, each for one Form 4 and two transactions: Oreste Donzella, Bren Higgins, Ahmad Khan, Virendra Kirloskar, Brian Lorig and Richard Wallace.

 | 2022 Proxy Statement

38  | Executive Compensation and Other Matters

Executive Compensation

    and Other Matters

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our “Named Executive Officers” as determined under the rules of the SEC, for fiscal year 2022.

The objective of our executive compensation program is to attract, retain and motivate experienced and talented executives who can help KLA to achieve its business objectives and maximize stockholder value. We believe that a significant portion of the compensation paid to our executive officers should be closely aligned with our performance on both a short-term and long-term basis.

We delivered strong growth and profitability in fiscal year 2022. Customer demand across our major product groups remained strong in fiscal year 2022 as long-term secular trends drove broad-based diversified growth across a range of markets. As semiconductors have become more pervasive in our home and work lives, they have also become critical to global economic growth. As a result, despite evolving macro-economic and supply chain related headwinds, demand for semiconductors has remained resilient. Against this dynamic backdrop, we have remained focused on responding to evolving customer needs and navigating through supply chain challenges in our industry. We are operating with purpose and precision as we stay focused on creating value for our customers, partners, and stockholders.

Revenue grew 33.1% to $9.2 billion in fiscal year 2022, marking the seventh consecutive year of growth. GAAP diluted net income per share attributable to KLA grew 63.9% in fiscal year 2022 to $21.92 per share, setting a new record for KLA. Delivering on our commitment to provide healthy capital returns to stockholders, we returned $4.61 billion to our stockholders in fiscal year 2022, including $638.5 million in quarterly dividends and total stock repurchases of $3.97 billion.

FISCAL YEAR 2022 HIGHLIGHTS

KLA delivered strong performance in fiscal year 2022 including double-digit total revenue and service revenue growth. Below are some of the highlights for fiscal year 2022 and the percentage change from fiscal year 2021 (dollars in thousands, except per share data).

Total revenues $9,211,883 33.1% since FY21	Net income attributable to KLA $3,321,807 59.8% since FY21	Diluted EPS attributable to KLA $21.92 63.9% since FY21

Net cash provided by operating activities $3,312,702 51.6% since FY21	Cash, cash equivalents and marketable securities $2,708,008 8.6% since FY21	Dividends and stock repurchases $4,606,334 207.5% since FY21

Service revenues $1,910,455 13.8% since FY21

 | 2022 Proxy Statement

MULTI-YEAR GROWTH

We have experienced tremendous growth over the last five years, with total revenues increasing 128.2% to $9.2 billion in fiscal year 2022 from $4.0 billion in fiscal year 2018 and net income attributable to KLA increasing 314.1% to $3.3 billion in fiscal year 2022 from $802.3 million in fiscal year 2018, and we intend to continue to deliver profitable growth in the future as we execute against our strategic objectives.

The charts below show total stockholder return (stock price appreciation plus cash dividends per share) to a hypothetical investor who purchased a share of our Common Stock on July 3, 2017 and July 1, 2019 and the associated compound annual growth rate (“CAGR”). As demonstrated by the charts below, our total stockholder return has outpaced the S&P 500 on both a five- and three-year basis.

Appreciation in Share Price and Cumulative Cash Dividends

Distributed Per Share Since June 30, 2017

 | 2022 Proxy Statement

40  | Executive Compensation and Other Matters

Appreciation in Share Price and Cumulative Cash Dividends

Distributed Per Share Since June 30, 2019

 | 2022 Proxy Statement

KLA’S EXECUTIVE COMPENSATION PROGRAM AT A GLANCE

Introduction

This “Compensation Discussion and Analysis” section describes KLA’s fiscal year 2022 executive compensation program, including the decisions made by the Board and its Compensation and Talent Committee during the year, the processes and tools that they used to reach those decisions, and a discussion of the compensation earned by KLA’s “Named Executive Officers” (i.e., the CEO, the CFO and the three other most highly-compensated executive officers in fiscal year 2022) as presented in the section entitled “Executive Compensation Tables” below.

Named Executive Officers

Our “Named Executive Officers” (or “NEOs”) and their positions for fiscal year 2022 were:

Richard Wallace	President and Chief Executive Officer

Bren Higgins	Executive Vice President and Chief Financial Officer

Ahmad Khan	President, Semiconductor Process Control

Oreste Donzella	Executive Vice President, Electronics, Packaging and Components

Mary Beth Wilkinson	Executive Vice President, Chief Legal Officer and Corporate Secretary

COMPENSATION PHILOSOPHY AND DESIGN PRINCIPLES
Executive compensation should be designed to:
Attract, retain and reward executives who contribute to our overall success by offering compensation packages that are competitive with those offered by other employers with which we compete for talent.

Achieve a balance and alignment between
(i) performance-based compensation that rewards
corporate and individual achievement and
stockholder value creation, and (ii) compensation
that supports our long-term retention efforts.

This philosophy is reflected in the following design principles:

In addition to a competitive base
salary, a substantial portion of the
executives’ potential cash
compensation is tied to a short-term
incentive bonus plan that rewards
corporate and individual achievement
of challenging performance goals.

The program also provides two types of long-term
compensation: (i) performance-based restricted
stock unit awards covering shares of our Common
Stock (“PRSUs”), which provide additional
compensation as a reward for achievement of
corporate performance goals and which, if earned,
include service-vesting requirements, and
(ii) service-based restricted stock unit awards
covering shares of our Common Stock (“RSUs”) with
vesting conditioned only upon continued service.

Compensation and Talent Committee Decision Making – Approval Procedures Overview and Market Data

The Compensation and Talent Committee takes a broad-based approach in evaluating and making decisions with respect to executive compensation. The charter of the Compensation and Talent Committee gives the Compensation and Talent Committee full authority for determining the compensation of our executive officers (including our NEOs), other than the Chief Executive Officer, for whom the Compensation and Talent Committee makes recommendations to the Outside Directors for approval.

 | 2022 Proxy Statement

42  | Executive Compensation and Other Matters

Advisor to the Compensation and Talent Committee

The Compensation and Talent Committee retains Semler Brossy Consulting Group, LLC (“Semler Brossy”), an independent compensation consultant, to provide the Compensation and Talent Committee with independent, objective analysis and advice on executive officer and director compensation matters. Semler Brossy reports directly to the Chair of the Compensation and Talent Committee and, aside from its support of the Compensation and Talent Committee, performed no other work for the Company during fiscal year 2022.

Semler Brossy generally attends all meetings of the Compensation and Talent Committee in which evaluations of the effectiveness of overall executive compensation programs are conducted or in which compensation for executive officers is analyzed or approved. During fiscal year 2022, Semler Brossy’s duties included providing the Compensation and Talent Committee with relevant market and industry data and analysis, as well as preparing and reviewing materials for the Compensation and Talent Committee’s meetings. In fulfilling these duties, Semler Brossy met, as needed and at the direction of the Compensation and Talent Committee, with our Chief Executive Officer, Chief Human Resources Officer and other executive officers and members of our Human Resources department.

The Compensation and Talent Committee, in conducting its annual assessment in fiscal year 2022, determined that Semler Brossy was independent and did not have any conflicts of interest.

Approval Procedures

During multiple meetings (both with and without management present) and with the assistance of Semler Brossy, the Compensation and Talent Committee engaged in extensive deliberation in developing the fiscal year 2022 executive compensation program, seeking to establish compensation packages and target performance levels aimed at rewarding strong financial performance and long-term success of the Company. The Compensation and Talent Committee’s deliberations for all executive officers looked at a broad range of market data (described below), individual performance reviews and total compensation reports for each officer, the historically cyclical nature of our business, internally appropriate levels and targets relative to the officer’s role, and initial package recommendations from Semler Brossy and management. With regard to our 2021 Executive Incentive Plan (“2021 Bonus Plan”) and the fiscal year 2022 PRSUs granted to our NEOs, the proposed financial metrics and payout percentage recommendations were developed by management and approved by the Compensation and Talent Committee, with review and guidance from Semler Brossy.

With respect to the compensation of our Chief Executive Officer (Mr. Wallace), the Compensation and Talent Committee considered recommendations prepared by Semler Brossy. Following extensive deliberation, the Compensation and Talent Committee recommended Mr. Wallace’s proposed fiscal year 2022 target compensation opportunities and RSU and PRSU grants for approval by the Outside Directors. The Outside Directors then discussed and, in August 2021, approved Mr. Wallace’s fiscal year 2022 target compensation opportunities and PRSU and RSU grants as recommended. Mr. Wallace was not present and did not participate in the discussions regarding his own compensation.

For the other NEOs, the Compensation and Talent Committee, after considering the performance reviews and recommendations of Mr. Wallace, as well as extensive comparative compensation data provided by Semler Brossy, approved the fiscal year 2022 target compensation opportunities and PRSU and RSU grants for the other NEOs in August 2021.

In each case, when establishing each element of compensation and the overall target compensation opportunities for the NEOs, the Compensation and Talent Committee and the Outside Directors exercised their judgment based upon the data provided, and no specific formula was applied to determine the weight of each data point.

Market Data

Our ability to continue to attract and retain outstanding contributors, including our core executive team, is essential to our continuing success. Therefore, the Compensation and Talent Committee reviews several different data sources (including our industry peer group and broader market data) to assess whether we are offering compensation opportunities that are competitive with those offered by other employers seeking to attract the same talented individuals.

The industry peer group is comprised of U.S. publicly traded companies primarily in the semiconductor and semiconductor equipment industries that had at least 0.33x the Company’s trailing four-quarter revenues and at least 0.2x the Company’s 200-day average market capitalization value. Additionally, the peer group is reviewed to remove companies that we feel are too large to provide meaningful comparison.

 | 2022 Proxy Statement

Below is the list of industry peer group companies used in developing our fiscal year 2022 program:

Advanced Micro Devices, Inc.	Keysight Technologies, Inc.	Micron Technology, Inc.	Skyworks Solutions, Inc.

Analog Devices, Inc.	Lam Research Corporation	MKS Instruments, Inc.	Teradyne, Inc.

Applied Materials, Inc.	Marvell Technology Group Ltd.	NVIDIA Corporation	Texas Instruments Incorporated

Broadcom, Inc.	Maxim Integrated Products, Inc.*	ON Semiconductor Corp.	Xilinx, Inc.**

Corning Incorporated	Microchip Technology, Inc.	Qorvo, Inc.

* Maxim Integrated Products, Inc. was acquired by Analog Devices, Inc. on August 26, 2021.

** Xilinx, Inc. was acquired by Advanced Micro Devices, Inc. on February 14, 2022.

The Compensation and Talent Committee, in consultation with Semler Brossy, periodically reviews and, as appropriate, may approve changes to the list. The peer group reflected the following changes from our fiscal year 2021 peer group: the removal of Cypress Semiconductor Corp. due to its acquisition by Infineon Technologies AG.

When assessing our fiscal year 2022 executive compensation program, the Compensation and Talent Committee reviewed information developed by Semler Brossy regarding the compensation levels, programs and practices of our industry peer group to obtain comparative data and identify compensation trends and practices.

Though the Compensation and Talent Committee referred to percentile data in its analysis, as well as allocations between annual and long-term compensation, the Compensation and Talent Committee did not employ specific equations for determining compensation amounts based on such data. Rather, the Compensation and Talent Committee’s emphasis was on establishing compensation packages for the executive officers that would be competitive with those offered by other employers in our industry, appropriately reflect each executive officer’s skill set and experience, drive performance and encourage retention of top performers.

 | 2022 Proxy Statement

44  | Executive Compensation and Other Matters

KEY PAY PRACTICES IN OUR EXECUTIVE COMPENSATION PROGRAM AND LAST YEAR’S “SAY ON PAY” VOTE

Investor feedback is an important input to us in the design of our executive compensation program. We hold an annual “Say on Pay” advisory vote, with approximately 93% of the votes cast at our 2021 Annual Meeting voting “FOR” approval of our NEO compensation, which the Compensation and Talent Committee believes demonstrated strong stockholder support for our executive compensation policies and practices. We expect to ask our stockholders to vote, at our 2023 annual meeting of stockholders, in a non-binding, advisory vote regarding the frequency of our Say-on-Pay Votes.

We strive to follow good governance practices and align compensation with the stockholder experience. Our executive compensation program is designed to incorporate the following key pay practices and inputs:

What We Do	What We Don’t Do

Pay for performance: We have a pay for performance focus with a majority of our NEOs’ cumulative annual target compensation in the form of performance-based annual cash bonuses and PRSUs, tied to challenging metrics that reflect and are key to the growth and profitability of the Company’s business and promote alignment between executive and stockholder economic interests.	No automatic salary increases: We do not guarantee automatic salary increases for our executive officers.

Different metrics in short- and long-term incentive plans: The metrics used for our annual cash bonus program (i.e., Operating Margin Dollar achievement and corporate balanced scorecard assessment) are different from those used for our PRSUs (i.e., Relative Free Cash Flow Margin (as defined below)).	No hedging and pledging: We prohibit officers, directors and employees from hedging against our stock or pledging our stock.

Long-term incentive alignment: Equity awards vest typically over a four-year period, other than new hire RSU awards which vest over a three-year period, and our PRSUs are tied to a three-year performance period with 50% vesting in year three and 50% vesting in year four.	No single-trigger change in control: We only offer “double trigger” change of control benefits.

Stock ownership guidelines: We impose stock ownership guidelines on all executive officers and Outside Directors.	No gross-ups: We do not provide tax gross-up provisions on any change in control, severance or other payments related to executive terminations.

Clawbacks: We maintain a “clawback” policy that enables us to recover performance-based compensation in the event of a significant restatement of our financial results.	No excessive perquisites: It is our policy to strictly limit the use and value of perquisites.

Compensation consultant: The Compensation and Talent Committee retains and regularly consults with an independent compensation consultant to advise on our executive compensation program and practices.	No dividends prior to vesting: We do not pay dividends on RSUs or PRSUs until the awards vest and then only on the portion that vests.

Independence: Executive compensation decisions for Mr. Wallace, our CEO, are made by the Outside Directors on our Board, and for all other executive officers by the Compensation and Talent Committee, which is comprised exclusively of Outside Directors.

 | 2022 Proxy Statement

ELEMENTS OF COMPENSATION

Element	Variability	Objective	How Established	FY22 Terms/ Outcomes for NEOs

Base salary (Page 46)	FIXED	Provide a competitive fixed component of compensation that, as part of a total compensation package, enables us to attract and retain top talent.	Reviewed against the executive officer’s skill, experience and responsibilities, and for competitiveness against our compensation peer group.	All of our NEOs received a salary increase during fiscal year 2022.

Short-term executive incentive plan (cash bonus) (Pages 46 to 50)	PERFORMANCE - BASED	Offer a variable cash compensation opportunity based upon the level of achievement of challenging corporate goals, with adjustments based on bonus achievement percentage.	Target payouts set by measuring total cash compensation against our compensation peer group. Corporate performance targets based on challenging operational goals.

Balanced scorecard and Operating Margin Dollar (as defined below) achievement versus goal for the twelve months ended December 31, 2021, in addition to individual performance, resulted in a 2021 bonus payout equal to 200% of target for each NEO. Bonus achievement percentage multipliers were all set at 100% for the NEOs.

PRSUs (Pages 50 to 52)	PERFORMANCE - BASED and value tied to stock price

Align long-term management and stockholder interests and strengthen retention with longer vesting provisions. PRSUs provide compensation and ownership opportunity based upon the level of achievement of challenging corporate goals.

Total target value of annual awards set using market data (reviewed against our compensation peer group for competitiveness) and the executive officer’s responsibilities, contributions and criticality to ongoing success.

Our fiscal year 2022 PRSUs are tied to three-year Relative Free Cash Flow Margin (as defined below). Earned shares vest 50% at three years and 50% at four years after grant date, subject to continued service through each vesting date.

RSUs (Page 52)	VALUE TIED TO STOCK PRICE	RSUs promote long-term retention and alignment with stockholder interests.	RSU awards may be granted when necessary to remain competitive with the marketplace.	Fiscal year 2022 RSUs vest 25% per year over four years, subject to continued service through each vesting date.

Other compensation (Pages 52 to 54)	PRIMARILY FIXED	Provide competitive employee benefits. We do not view this as a significant component of our executive compensation program.	Reviewed for competitiveness against our compensation peer group.	No significant changes to fiscal year 2022 Program, with the exception of Mr. Donzella who received an expatriate package for relocating to the United Kingdom.

 | 2022 Proxy Statement

46  | Executive Compensation and Other Matters

CEO COMPENSATION AT A GLANCE

Our CEO’s fiscal year 2022 compensation is consistent with our pay for performance philosophy, with a focus on variable and “at-risk” compensation that is closely aligned with our operational and stock price performance. The chart below highlights that 95% of our CEO’s total compensation for fiscal year 2022 (excluding “all other compensation,” consisting principally of dividend equivalents paid on the vesting of awards granted in prior years) is at risk, with 63% of such compensation tied to the achievement of challenging performance objectives:

FISCAL YEAR 2022 CEO

COMPENSATION ALLOCATION

DESCRIPTION OF INDIVIDUAL ELEMENTS OF COMPENSATION

Base Salary

The Compensation and Talent Committee annually reviews the base salaries of the NEOs as part of its overall compensation review and considers the competitive market analysis of the Company’s industry peer group each year in determining whether to make an adjustment to the base salary for each NEO. We increased the annual base salaries of all of our NEOs in fiscal year 2022 to better align their salaries with competitive benchmarks. These changes resulted in competitive positioning that is consistent with our pay philosophy. For fiscal year 2022, the Compensation and Talent Committee (or, in the case of Mr. Wallace, the Outside Directors) approved the base salaries set forth in the table below.

Name	Annual Base Salary Rate Approved During Fiscal Year 2022 ($)	% Increase from Fiscal Year 2021 Annual Base Salary Rate

Richard Wallace	1,000,000	2.6%

Bren Higgins	600,000	9.1%

Ahmad Khan	650,000	13.0%

Oreste Donzella	460,000	4.5%

Mary Beth Wilkinson	525,000	5.0%

Short-Term Executive Incentive Bonus Plan

Our annual Executive Incentive Plan (our “Bonus Plan”) is intended to motivate our senior executives, including our NEOs, to achieve short-term corporate objectives by providing a competitive cash bonus which is earned based upon the achievement of pre-determined Company performance goals, relating to Operating Margin Dollar (as defined below), the Company’s “balanced scorecard” objectives (as described below) and individual performance.

Under our Bonus Plan, which operates on a calendar-year basis, participating executives are eligible to earn up to 200% of the applicable executive’s target bonus opportunity based on the level of attainment of the relevant performance goals during the relevant calendar year. During our fiscal year 2022, our NEOs participated in our 2021 Bonus Plan through December 31, 2021 and in our 2022 Bonus Plan from January 1, 2022 through June 30, 2022. The 2022 Bonus Plan is substantially identical to the 2021 Bonus Plan, other than with respect to Operating Margin Dollar target levels of performance and the related payout percentages.

 | 2022 Proxy Statement

Plan Design and Performance Metrics

We used Operating Margin Dollar achievement as a key performance metric in our calendar year 2021 Bonus Plan because we believe that it reflects several important competitive and business elements such as product acceptance, market share and cost discipline, and is therefore a very good barometer of our overall performance. For our calendar year 2021 Bonus Plan, “Operating Margin Dollar” represents our total revenues less total costs of revenues, research and development expenses and selling, general and administrative expenses, but excluding expenses related to acquisitions, goodwill impairment, severance and merger-related items.

In addition to Operating Margin Dollar achievement, payouts under the 2021 Bonus Plan are also determined in part by a “balanced scorecard” rating awarded by the Compensation and Talent Committee, which is designed to measure our progress based on financial and non-financial metrics related to operational excellence, customer focus, growth and talent management. The use of the balanced scorecard is designed to ensure that the quality of our operating results is high and that those results support the sustainability of our business model. We believe that the balanced scorecard’s use of broad measures of financial and strategic success closely aligns with the interests of our executive officers with those of our stockholders. The balanced scorecard is tracked throughout the year by the Compensation and Talent Committee, and then formally reviewed by the Compensation and Talent Committee and the Board following the conclusion of the applicable calendar year for assessment of the Company’s success in achieving its annual strategic goals.

For calendar year 2021, the corporate goals and objectives were set at levels that the Compensation and Talent Committee believed would be challenging to achieve based on our historical and anticipated performance and the then-prevailing macroeconomic conditions. While the Operating Margin Dollar and many of the “balanced scorecard” metrics are quantitative in nature, some are qualitative and, therefore, introduce a degree of judgment into the bonus determination process. This structure of using both Operating Margin Dollar achievement and the balanced scorecard is intended to ensure that bonus payouts not only reflect the Company’s achievement of specific levels of Operating Margin Dollars, but also the level of management performance necessary to continue to achieve those results over the long term.

The 2021 Bonus Plan also contains an element of an individual assessment. The Compensation and Talent Committee retains the discretion to increase or decrease each executive officer’s bonus amount (to the extent earned) based on a subjective assessment of the executive’s individual performance by applying a “bonus achievement percentage” multiplier. Bonus achievement multipliers for individual performance range from 80% to 120%. Following the completion of calendar year 2021, the Compensation and Talent Committee conducted a performance assessment of each executive officer (including each NEO), with input from Mr. Wallace (except with respect to his own performance), and the Outside Directors conducted a similar assessment for Mr. Wallace, in each case based on the executive officer’s leadership skills, experience and performance, including how each executive led his or her organization as demonstrated against the key balanced scorecard objectives and goals for the executive’s respective organization.

The payout formula under the Bonus Plan was structured as follows:

 | 2022 Proxy Statement

48  | Executive Compensation and Other Matters

Payout Percentages

Our 2021 Bonus Plan was structured to pay out 100% of each participating executive’s target bonus amount if we successfully achieved our target level of Operating Margin Dollar performance (subject to the applicable executive’s bonus achievement percentage multiplier). Under the 2021 Bonus Plan, we were required to achieve a threshold level of Operating Margin Dollar achievement in order for the Bonus Plan to be funded; to the extent Operating Margin Dollar was achieved below the threshold value, the applicable payout percentage would be equal to 0%. Upon achievement of that threshold level, a participant’s actual bonus amount was then determined based upon a bonus payout grid, with Operating Margin Dollar goals as the variable along one axis and, on the other axis, the “balanced scorecard” rating (which is a score awarded to the Company by the Board based on its assessment of our performance against the “balanced scorecard” metrics), as adjusted by the participant’s bonus achievement percentage multiplier.

The Compensation and Talent Committee sets performance targets for the Bonus Plan in consideration of internal budgets, broader market forecasts, and prior year achievement. In consideration of these factors, with respect to our 2021 Bonus Plan, the Compensation and Talent Committee set the target Operating Margin Dollar achievement at $2.637 billion for the calendar year ended December 31, 2021, which was approximately 34% higher than the comparable target for calendar year 2020 ($1.97 billion) and approximately 19% higher than the actual achievement level for calendar year 2020, reflecting its focus on setting goals that it believed were challenging to achieve.

In addition, the maximum Operating Margin Dollar achievement was set at $3.428 billion for the calendar year ended December 31, 2021, which (if attained) would have surpassed the Operating Margin Dollar any calendar year in our history.

The 2021 Bonus Plan was structured so that, for each level of Operating Margin Dollar performance, the maximum payout would be reasonable relative to our financial results. The following examples highlight the possible funding levels for our 2021 Bonus Plan at different levels of our performance, before applying individual multipliers.

Level of Operating Margin Dollars	Funding Level Details

Less than $791 million	No payouts would be made under the 2021 Bonus Plan if the Company achieved Operating Margin Dollars of less than $791 million

$791 million (threshold)	Set at 30% of target Highest bonus funding level equal to 38% of the executive officers’ target bonuses, if the Board awarded the Company a balanced scorecard rating of 5 (“exceptional”)

$2.637 billion (target)	Target level of Operating Margin Dollars of $2.637 billion was approximately 19% higher than our Operating Margin Dollar performance for the prior calendar year ($2.213 billion)
Highest bonus funding level equal to 150% of the executive officers’ target bonuses, if the Board awarded the Company a balanced scorecard rating of 5 (“exceptional”)

Target bonus funding level equal to 100% of the executive officers’ target bonuses, if the Board awarded the Company a balanced scorecard rating of 3+ (“primarily meets expectations”)

$3.428 billion (maximum)	Set at 30% higher than target Operating Margin Dollars of $3.428 billion would have surpassed any calendar year in our history
Highest bonus funding level equal to 200% of the executive officers’ target bonuses, if the Board awarded the Company a balanced scorecard rating of 3+ (“primarily meets expectations”)

Minimum bonus funding level equal to 100% of the executive officers’ target bonuses, if the Board awarded the Company a balanced scorecard rating of 1 (“opportunity for improvement”)

 | 2022 Proxy Statement

With respect to the balanced scorecard assessment, the Compensation and Talent Committee and the Board considered macro-economic and market dynamic factors when making the balanced scorecard assessment, including projected GDP increases despite headwinds caused by slowing growth in China, worldwide supply chain constraints, inflation, new COVID-19 variants and slowing vaccination rates, and increased spending in foundry/logic and DRAM and NAND flash memory segments. The Compensation and Talent Committee and the Board reviewed the following categories to determine the balanced scorecard rating for our 2021 Bonus Plan:

Balanced Scorecard Objectives	Assessment

KLA Revenue	Calendar year 2021 revenue finished at $8.166 billion which was up 34% from calendar year 2020.

Market Leadership	The Board considered market share as a leading indicator of market leadership and noted an expected 0.3% to 0.5% improvement in market share led by strong broadband plasma and optical metrology performance.

Product Differentiation	The Board assessed gross margin as a leading indicator of product differentiation versus competitors, noting that overall non-GAAP gross margin finished at 62.8% for calendar year 2021 and was 1.4 percentage points higher than calendar year 2020, aided by average selling price premiums across semiconductor process control products.

Productivity	The Board considered operating margin as a leading indicator of productivity, noting that non-GAAP operating margin finished at 41.7% for calendar year 2021 and was 5.3 percentage points higher than calendar year 2020.

Human Capital	The Board considered employee engagement and employee retention as leading indicators of human capital performance noting low turnover rates for both the employee base as a whole and for top talent, the successful onboarding of 3,000 employees in calendar year 2021, an increase in the percentage of women in the workforce and in global leadership positions and strong employee productivity and engagement despite the impact of COVID-19.

The Board then evaluated the Company’s performance with respect to the objectives described above on a scale of 1 to 5, with:

“1” corresponding to “opportunity for improvement,”

“3” corresponding to “primarily meets expectations,” and

“5” corresponding to “exceptional.”

The Board awarded the Company a balanced scorecard rating of “4+”, based on its assessment of our overall performance against our strategic objectives during calendar year 2021. That combined with Operating Margin Dollar achievement of $3.401 billion in calendar year 2021 (approximately 29% above target), resulted in a funding, before applying bonus achievement percentage multipliers, of 200% of target bonuses under the 2021 Bonus Plan.

In addition, based on the Compensation and Talent Committee’s (or, with respect to Mr. Wallace, the Outside Directors’) assessment of each NEO’s individual performance for calendar year 2021, each NEO was awarded a bonus achievement percentage multiplier of 100%.

 | 2022 Proxy Statement

50  | Executive Compensation and Other Matters

2021 Payouts

The following table presents each NEO’s target bonus (as a percentage of base salary and in dollars, based on actual salary paid during the calendar year 2021 (rather than fiscal year 2022)), as well as the bonus payout percentage generated by the 2021 Bonus Plan’s payout grid, based on our performance, the bonus achievement percentage multiplier assigned to the NEO and the actual bonus amount paid to the NEO.

Name	NEO’s FY 2021 Target Bonus Award Under Bonus Plan (as a Percentage of Base Salary)(1)	NEO’s Target Bonus Award Under Bonus Plan ($)	Payout Multiple Based on Company Performance (Operating Margin Dollars and Balanced Scorecard)	Bonus Achievement Percentage Assigned by Compensation and Talent Committee	Actual Bonus Payout Under 2021 Bonus Plan ($)(2)	Actual Bonus Payout Under 202 Bonus Plan as a Percentage of Target Bonus

Richard Wallace	150%	1,476,923	200%	100%	2,953,846	200%

Bren Higgins	100%	569,231	200%	100%	1,138,462	200%

Ahmad Khan	100%	603,846	200%	100%	1,207,692	200%

Oreste Donzella	80%	358,154	200%	100%	716,308	200%

Mary Beth Wilkinson	80%	403,077	200%	100%	806,154	200%

(1) The amounts in this column represent the applicable NEO’s bonus (stated as a percentage of the executive officer’s base salary). Under the 2021 Bonus Plan, the actual salary paid during the calendar year multiplied by (a) the payout percentage determined by the 2021 Bonus Plan’s bonus payout grid based on the Company’s performance, and (b) the NEO’s bonus achievement percentage multiplier assigned by the Compensation and Talent Committee or, in the case of Mr. Wallace, the Outside Directors, generated the executive officer’s actual bonus payment amount.

(2) Actual bonus payouts are based on the actual salary paid to the NEO during calendar year 2021 rather than fiscal year 2022.

Our NEO’s target bonus opportunities are determined by our Compensation and Talent Committee (or, in the case of Mr. Wallace, by our Outside Directors) by considering each NEO’s performance, role and responsibilities at our Company. The target bonus as a percentage of base salary for each of our NEOs for calendar year 2022 was not changed from calendar year 2021.

Long-Term Incentives

Annual PRSU Awards

During fiscal year 2022, we granted each of our NEOs an annual award of PRSUs, which vests based on the attainment of specified Company performance goals and service-vesting requirements. The NEOs’ fiscal year 2022 PRSUs are earned based on the Company’s Relative Free Cash Flow Margin (as defined below). “Relative Free Cash Flow Margin” means our cumulative free cash flow (cash flow provided by operations, less capital expenditures), divided by cumulative revenues, relative to the cumulative free cash flow for our industry peer group companies for the three years ending June 30, 2024. A determination will be made after June 30, 2024, based on the Company’s percentile performance relative to its industry peer group, regarding the percentage of the fiscal year 2022 PRSUs that have been earned.

We believe that the Relative Free Cash Flow Margin metric is a key measure of our long-term performance and stockholder value creation. Our ability to generate cash from operations is essential to fund the expansive research and development efforts that are instrumental to our long-term success, as well as our efforts to return cash to stockholders. The relative nature of the metric ensures that our performance must compare favorably to our industry peer group companies for PRSUs to be earned. To the extent that we and/or one of our industry peer group companies completes a significant acquisition, the results of operations of the significant acquisition will be subtracted from our results and/or the results of our industry peer group company that completed the acquisition beginning in the first full quarter immediately following such acquisition, based on the results of the acquired company for the last four quarters of operations for which financial data is publicly available.

Any fiscal year 2022 PRSUs earned by an NEO will vest 50% after three years and 50% after four years from the date of grant, in each case, subject to continued service on each vesting date. Fiscal year 2022 PRSUs are granted with dividend equivalent rights which entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. Dividend equivalents are only paid to the recipient upon vesting or settlement of the underlying award.

 | 2022 Proxy Statement

The following table highlights the possible payouts under the participating NEO’s fiscal year 2022 PRSUs at different levels of Company performance:

Level of Relative Free Cash Flow Margin Performance	PRSU Payout Details

Less than 30th percentile	No shares underlying the 2022 PRSU awards will become eligible to vest if our Relative Free Cash Flow Margin is below the 30th percentile

30th percentile (Threshold)	25% of the target number of shares underlying the 2022 PRSU awards will become eligible to vest if our Relative Free Cash Flow Margin is equal to the 30th percentile

55th percentile (Target)

   Target performance level will require strong performance relative to our industry peer group and is therefore considered challenging

   100% of the target number of shares underlying the 2022 PRSU awards will become eligible to vest if our Relative Free Cash Flow Margin is equal to the 55th percentile

75th percentile or above (Maximum)

   Maximum performance level will require significant performance relative to the Company’s industry peer group and is therefore considered very challenging

   150% of the target number of shares underlying the 2022 PRSU awards will become eligible to vest if our Relative Free Cash Flow Margin is equal to or greater than the 75th percentile

Payout will be linearly interpolated if actual results fall between the threshold and target, or the target and maximum measurement points above.

The following table sets forth the threshold, target and maximum shares achievable by our NEOs with respect to their annual PRSU awards for fiscal year 2022 (rounded down to the nearest whole PRSU):

Name	Type of Grant	Target Value ($)(1)	Threshold Shares (#)	Target Shares (#)	Maximum Shares (#)

Richard Wallace	Annual PRSU	8,100,000	6,486	25,947	38,920

Bren Higgins	Annual PRSU	1,900,000	1,521	6,086	9,129

Ahmad Khan	Annual PRSU	2,100,000	1,681	6,727	10,090

Oreste Donzella	Annual PRSU	750,000	600	2,403	3,604

Mary Beth Wilkinson	Annual PRSU	800,000	640	2,563	3,844

(1) The number of shares underlying our fiscal year 2022 PRSUs was determined by dividing a dollar target by the 90-day average of our closing stock price ending on the Friday prior to approval of the awards. In fiscal year 2022, the 90-day average price was 13% lower than the price on the date of grant, which is the price used to determine the value of the award in the “Summary Compensation Table.”

Fiscal Year 2019 PRSUs – Performance Criteria Satisfaction Determination

The fiscal year 2019 PRSUs were earned based on our Relative Free Cash Flow Margin attained over the three-year period ended June 30, 2021. In August 2021, the Compensation and Talent Committee and, in the case of Mr. Wallace, the Outside Directors, determined the extent to which the fiscal year 2019 PRSUs had been earned: a 134% payout at the 66th percentile of our industry peer group. The terms of the fiscal year 2019 PRSUs, including the target performance and payout level, actual results and vesting schedule, are summarized in the following table:

Terms of Fiscal Year 2019 PRSUs	Threshold	Target Level	Actual Results	Maximum Level

Relative Free Cash Flow Margin performance	30th percentile	55th percentile	66th percentile	75th percentile

Payout level as a percentage of target shares

Vesting schedule	With respect to the earned fiscal year 2019 PRSUs, 50% vested in August 2021 and the remaining 50% vested in August 2022

 | 2022 Proxy Statement

52  | Executive Compensation and Other Matters

The following table sets forth the threshold, target and maximum shares achievable by the NEOs, as well as the actual number of shares earned by them, with respect to the fiscal year 2019 PRSUs (rounded down to the nearest whole PRSU):

Name	Type of Grant	Threshold Shares (#)	Target Shares (#)	Maximum Shares (#)	Actual Shares Earned (#)

Richard Wallace	Annual PRSU	10,345	41,383	62,074	55,453

Bren Higgins	Annual PRSU	2,873	11,495	17,242	15,403

Ahmad Khan	Annual PRSU	3,161	12,645	18,967	16,944

Oreste Donzella	Annual PRSU	1,437	5,748	8,622	7,702

Annual RSU Awards

The Compensation and Talent Committee also approved annual 2022 RSU grants to each of our NEOs. Each RSU award vests over four years, with 25% of the RSUs underlying the award vesting on each of the first four anniversaries of the applicable vesting commencement date, subject to continued service through the applicable vesting date. The size of the RSU and PRSU awards to NEOs are typically weighted equally, except in the case of Mr. Wallace, whose grants are weighted 60% PRSUs (at target levels) and 40% RSUs. Fiscal year RSUs are granted with dividend equivalent rights which entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. Dividend equivalents are only paid to the recipient upon vesting or settlement of the underlying award.

The following table sets forth the RSU grants for each NEO in fiscal year 2022:

Name	Target Value ($)(1)	Shares (#)

Richard Wallace	5,400,000	17,298

Bren Higgins	1,900,000	6,086

Ahmad Khan	2,100,000	6,727

Oreste Donzella	750,000	2,402

Mary Beth Wilkinson	1,800,000	5,765

(1) The number of shares underlying our fiscal year 2022 RSUs was determined by dividing a dollar target by the 90-day average of our closing stock price ending on the Friday prior to approval of the awards. In fiscal year 2022, the 90-day average price was 13% lower than the price on the date of grant, which is the price used to determine the value of the award in the “Summary Compensation Table.”

In addition to their annual LTI grants, NEOs received one-time special PRSUs tied to absolute EPS achievement, with full vesting based on performance and continued service through June 30, 2026. See the Form 8-K filed on August 5, 2022 for more information.

Employee Benefits and Perquisites

Perquisites and Other Compensation

We make only nominal use of perquisites in compensating our domestic executive officers, including our NEOs, except in the case of Mr. Donzella who received an expatriate package upon agreeing to relocate from the United States to the United Kingdom to run our Electronics, Packaging and Components business. Mr. Donzella also received a bonus for the issuance of a patent for which he was an inventor. All of our domestic executive officers, including our NEOs, are entitled to receive Company-provided professional financial services. These services include tax planning, preparation and filing, as well as financial and estate planning services, up to a maximum cost of $20,000 per calendar year, and are provided in order to allow our executive officers to devote their fullest attention to our business and to help ensure that their tax returns comply with IRS requirements.

In addition, our domestic executive officers, including our NEOs, are eligible to participate in our 401(k) plan (including a Company matching contribution on employee 401(k) plan contributions), employee stock purchase plan and the other employee benefit plans (including the Executive Retiree Medical Benefits (as defined and described below)) sponsored by us on the same terms and conditions that are generally available to other eligible employees.

Other than these standard benefits (and, for Mr. Donzella, the expatriate package), we do not provide any other perquisites to our NEOs.

 | 2022 Proxy Statement

Severance Benefits and Change of Control Agreements

We currently maintain two executive severance plans that provide certain compensation and benefits to our employees, including certain of our NEOs, if a participant’s employment with the Company terminates under certain specified circumstances: (i) our Amended and Restated Executive Severance Plan, adopted in 2006 (the “Original Severance Plan”), and (ii) our Amended and Restated 2010 Executive Severance Plan (the “2010 Severance Plan” and, together with the Original Severance Plan, the “Severance Plans”).

During fiscal year 2022, Mr. Wallace was a participant under the Original Severance Plan, and Messrs. Higgins, Khan and Donzella and Ms. Wilkinson were participants under the 2010 Severance Plan.

These severance benefits and arrangements are described below in more detail under the title “Potential Payments upon Termination or Change in Control.”

We believe the Original Severance Plan and the 2010 Severance Plan are important for the long-term retention of our senior executives and enhance their commitment to the attainment of our strategic objectives. These severance benefits allow the participating executives to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situation during periods when substantial disruptions and distractions might otherwise prevail. We believe that these severance benefits are fair and reasonable in light of the level of dedication and commitment the participating executive officers have rendered the Company, the contribution they have made to our growth and financial success, and the value we expect to receive from retaining their services, including during challenging transition periods in connection with a change of control.

Deferred Compensation

We maintain an Executive Deferred Savings Plan, a nonqualified deferred compensation plan, which enables eligible employees, including our NEOs, and directors to defer all or a portion of certain components of their compensation, with no Company match. For further information, please see the section of this Proxy Statement entitled “Nonqualified Deferred Compensation.” We do not provide any pension benefits or any other retirement benefits to our NEOs, other than the 401(k) plan generally available to employees and the Executive Retiree Medical Benefits, described below.

Executive Retiree Medical Program

We have established a retiree medical program to offer continued health benefits to certain current domestic senior executive officers (including certain of our NEOs). To be eligible, an executive must be at least 55 years old with 10 years of service with the Company and must be in good standing with us at the time of retirement. Eligible executives are entitled to participate until age 65 and must pay the full cost of the premium. Participation in this program is limited to the Company’s Section 16 executive officers as of February 2011. The benefits described above shall be referred to herein as the “Executive Retiree Medical Benefits.” As of June 30, 2022, the only NEO eligible to participate in this program was Mr. Wallace.

Stock Ownership Guidelines; Policy Regarding Hedging

In November 2008, our Board adopted revised stock ownership guidelines applicable to our executive officers (including our NEOs) and Outside Directors. Under that policy, our executives are expected to own KLA Common Stock having a minimum value, denominated as a multiple of their annual base salaries, as follows:

Title	Shares

Chief Executive Officer	Value of at least four times annual base salary

Executive Vice President/Senior Vice President	Value of at least two times annual base salary

Unearned PRSUs do not count for purposes of measuring compliance with the ownership guidelines. The value of outstanding RSUs and PRSUs for which the performance-based vesting criteria (if any) have been achieved but for which the service-based vesting criteria have not yet been satisfied is included in measuring compliance. Each executive officer, once he or she has served in a position listed above for at least four years, is expected to comply with these guidelines. With respect to our NEOs, the Compensation and Talent Committee conducts an annual review to assess compliance with the guidelines.

 | 2022 Proxy Statement

54  | Executive Compensation and Other Matters

The table below sets forth as of June 30, 2022 our NEOs’ compliance with our stock ownership guidelines. Value is based on the closing price of our common stock on June 30, 2022 ($319.08) and the ratio is based on the annual salary rate approved during fiscal year 2022.

Name	Total Shares (#)(1)	Value ($)	Ratio

Richard Wallace	231,149	73,755,023	73.8x

Bren Higgins	64,257	20,503,124	34.2x

Ahmad Khan	72,052	22,990,352	35.4x

Oreste Donzella	35,481	11,321,278	24.6x

Mary Beth Wilkinson	22,330	7,125,056	13.6x

(1) Consists of: (i) shares owned, including for Mr. Wallace, shares held by the Wallace Living Trust u/a/d dated 3/27/01, as amended; (ii) RSUs; and (iii) PRSUs for which the performance conditions have been satisfied.

Under our Policy on Insider Trading and Unauthorized Disclosures, our directors and employees (including our NEOs) are not permitted to engage in short sales of our securities or any hedging or derivative securities transactions relating to our securities.

Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) disallows an income tax deduction to publicly-traded companies for compensation paid “covered employees,” which generally includes NEOs, for compensation that exceeds $1.0 million per officer in any taxable year.

The Compensation and Talent Committee believes that the potential deductibility of the compensation payable under our executive compensation program should be only one of the relevant factors taken into consideration when establishing the program, and not the sole or primary factor. We expect that the vast majority of the compensation we provide to NEOs will not be deductible under Section 162(m).

Clawback Policy

We maintain a clawback policy, which is set forth in the Compensation and Talent Committee’s charter. This policy provides that in the event of a significant restatement of financial results resulting from fraud, misconduct, material non-compliance or material errors, the Compensation and Talent Committee may direct that the Company recover all or a portion of performance-based compensation, including bonuses and long-term incentive awards, made to executive officers during the restatement period. This direction may be made by the Compensation and Talent Committee in its sole discretion, as long as the Compensation and Talent Committee is acting in good faith and in compliance with applicable laws. The policy states that the amount to be recovered from an executive officer will be the amount by which the performance-based compensation exceeded the amount that would have been payable to the executive officer had the financial statements been initially filed as restated. However, the Compensation and Talent Committee has the discretion to direct the Company to recover any different amount (including the entire award) that the Compensation and Talent Committee may determine. In addition, the Compensation and Talent Committee may, in its discretion, recover different amounts from different executive officers on any basis as the Compensation and Talent Committee deems appropriate and, to the extent it determines to seek any such recovery, has full discretion regarding the form of such recovery. More information regarding this policy is contained in the Compensation and Talent Committee’s charter, which is available on our Investor Relations website at http://ir.KLA.com.

 | 2022 Proxy Statement

Compensation and Talent Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that KLA specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation and Talent Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and its discussions, the Compensation and Talent Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

MEMBERS OF THE COMPENSATION AND TALENT COMMITTEE

Gary Moore, Chairman

Edward Barnholt

Jeneanne Hanley

Emiko Higashi

Victor Peng

 | 2022 Proxy Statement

56  | Executive Compensation Tables

Executive Compensation     Tables

SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the following fiscal years by our NEOs for the fiscal year ended 2022.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(1)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)		(e)		(f)	(g)	(h)

Richard Wallace President & Chief Executive Officer	2022	997,115	—		15,296,189	(5)	2,953,846	1,321,475	20,568,625
	2021	975,000	—		9,338,877	(6)	2,895,750	500,761	13,710,388
	2020	966,923	—		8,796,499	(7)	2,609,820	951,133	13,324,375

Bren Higgins Executive Vice President & Chief Financial Officer	2022	594,231	—		4,305,358	(5)	1,138,462	432,587	6,470,638
	2021	550,000	—		3,295,919	(6)	1,089,000	227,149	5,075,228
	2020	543,077	—		3,518,545	(7)	1,001,160	221,678	5,284,460

Ahmad Khan President, Semiconductor Process Control	2022	641,346	—		4,758,814	(5)	1,207,692	458,034	7,065,886
	2021	575,000	—		3,845,408	(6)	1,138,500	199,056	5,757,964
	2020	569,615	—		4,105,015	(7)	1,019,520	209,052	5,903,202

Oreste Donzella Executive Vice President, Electronics, Packaging & Components	2022	457,692	4,942	(8)	1,699,577	(5)	716,308	782,595	3,661,114
	2021	435,385	—		1,538,123	(6)	603,139	103,405	2,680,052
	2020	400,000	—		1,466,174	(7)	480,480	103,911	2,450,565

Mary Beth Wilkinson Executive Vice President, Chief Legal Officer & Corporate Secretary	2022	518,077	—		2,945,697	(5)	806,154	55,607	4,325,535
	2021	369,231	350,000	(8)	2,999,922	(6)	165,000	14,058	3,898,211

(1) Includes amounts deferred, including under our 401(k) plan, a tax-qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code, and under our EDSP, a nonqualified deferred compensation program available to the executive officers and certain other employees.

(2) The amounts shown in column (d) for fiscal year 2022 represent the aggregate grant date fair value of all RSUs and PRSUs awarded to the particular executive officer. For further discussion regarding the assumptions used in calculating the grant date fair value for equity awards, please refer to Note 1 to the Company’s consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, filed with the SEC on August 5, 2022.

With respect to RSUs (i.e., awards issued with only service-based vesting criteria and no performance-based vesting criteria), the grant date fair value of each such RSU has been computed in accordance with the provisions of FASB Accounting Standards Codification Topic 718, referred to in this Proxy Statement as ASC 718. The ASC 718 grant date fair value of each RSU award was calculated based on the closing fair market value of our Common Stock on the applicable grant date.

With respect to PRSUs (i.e., awards issued with both service-based and performance-based vesting criteria), the grant date fair value of each such award has been computed in accordance with ASC 718 based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards, which is target level performance, and the closing fair market value of our Common Stock on the grant date.

(3) The amounts shown in column (f) for fiscal year 2022 reflect the payments earned by each NEO under our 2021 Bonus Plan which amounts were paid in 2022. The 2021 Bonus Plan covered, and the payments set forth in this column were earned during, calendar year 2021. The NEOs currently participate in our 2022 Bonus Plan, under which they are eligible to earn cash incentive compensation with respect to calendar year 2022. Amounts payable under our 2022 Bonus Plan will not be determinable until the conclusion of calendar year 2022 and, accordingly, will be disclosed in our Proxy Statement for fiscal year 2023.

 | 2022 Proxy Statement

(4) The amounts presented in column (g) consist of the following for fiscal year ended June 30, 2022:

Name	Company Matching Contribution to 401(k) Plan ($)	Company-Paid Financial Plan- ning and Tax Preparation Costs ($)	Term Life Insurance Premium ($)	Dividend Equivalents Paid in Fiscal Year 2022 ($)(a)	Expatriate Package ($)	Total ($)

Richard Wallace	9,065	16,910	1,567	1,293,933	—	1,321,475

Bren Higgins	9,063	16,910	930	405,684	—	432,587

Ahmad Khan	8,704	16,910	1,004	431,416	—	458,034

Oreste Donzella	8,798	16,910	—	195,441	561,446	782,595

Mary Beth Wilkinson	11,012	23,072	816	20,707	—	55,607

(a) Represents dividend equivalent rights paid in respect of PRSUs and RSUs during fiscal year 2022. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock underlying the PRSUs and RSUs, had the shares been issued and outstanding on the dividend record date. Dividend equivalents are only paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with PRSUs).

(5) A portion of this amount reflects the estimated fair value of PRSUs based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date. The number of shares issuable under the fiscal year 2022 PRSUs will be determined by the Company’s Relative Free Cash Flow Margin over the three-year period ending June 30, 2024, relative to our industry peer group. The fiscal year 2022 PRSUs are structured so that 100% of the target number of shares underlying the award will be earned upon achievement by KLA of a target Relative Free Cash Flow Margin performance among this peer group (the 55th percentile), and up to 150% of that target number of shares could be earned for performance at or above the 75th percentile. Because the Company’s relative performance over the three-year performance period was undeterminable as of the grant date of the PRSUs, the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to 100% of the target number of shares underlying the applicable award. Accordingly, the amounts included in the table above attributable to PRSUs granted during fiscal year 2022 are as follows: (a) for Mr. Wallace, $9,177,713; (b) for Mr. Higgins, $2,152,679; (c) for Mr. Khan, $2,379,407; (d) for Mr. Donzella, $849,965; and (e) for Ms. Wilkinson, $906,559. The grant date fair value of the fiscal year 2022 PRSUs, if earned at their maximum, would be as follows: (a) for Mr. Wallace, $13,766,393; (b) for Mr. Higgins, $3,229,019; (c) for Mr. Khan, $3,568,934; (d) for Mr. Donzella, $1,274,771; and (e) for Ms. Wilkinson, $1,359,661. The Company’s achievement of the performance-based conditions applicable to the fiscal year 2022 PRSUs (and therefore the number of shares issuable under the fiscal year 2022 PRSUs) will be determined by the Compensation and Talent Committee (and, with respect to Mr. Wallace, the Outside Directors) following the completion of fiscal year 2024.

(6) A portion of this amount reflects the estimated fair value of PRSUs based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date. The number of shares issuable under the fiscal year 2021 PRSUs will be determined by the Company’s Relative Free Cash Flow Margin over the three-year period ending June 30, 2023, relative to our industry peer group. The fiscal year 2021 PRSUs are structured so that 100% of the target number of shares underlying the award will be earned upon achievement by KLA of a target Relative Free Cash Flow Margin performance among this peer group (the 55th percentile), and up to 150% of that target number of shares could be earned for performance at or above the 75th percentile. Because the Company’s relative performance over the three-year performance period was undeterminable as of the grant date of the PRSUs, the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to 100% of the target number of shares underlying the applicable award. Accordingly, the amounts included in the table above attributable to PRSUs granted during fiscal year 2021 are as follows: (a) for Mr. Wallace, $5,603,408; (b) for Mr. Higgins, $1,648,061; (c) for Mr. Khan, $1,922,704; (d) for Mr. Donzella, $769,163; and (e) for Ms. Wilkinson, $0. The grant date fair value of the fiscal year 2021 PRSUs, if earned at their maximum, would be as follows: (a) for Mr. Wallace, $8,405,111; (b) for Mr. Higgins, $3,295,919; (c) for Mr. Khan, $3,845,408; (d) for Mr. Donzella, $1,153,745; and (e) for Ms. Wilkinson, $0. The Company’s achievement of the performance-based conditions applicable to the fiscal year 2021 PRSUs (and therefore the number of shares issuable under the fiscal year 2021 PRSUs) will be determined by the Compensation and Talent Committee (and, with respect to Mr. Wallace, the Outside Directors) following the completion of fiscal year 2023.

(7) A portion of this amount reflects the estimated fair value of PRSUs based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair value of our Common Stock on the grant date. The number of shares issuable under the fiscal year 2020 PRSUs will be determined by the Company’s Relative Free Cash Flow Margin over the three-year period ending June 30, 2022 relative to our industry peer group. The fiscal year 2020 PRSUs are structured so that 100% of the target number of shares underlying the award will be earned upon achievement by KLA of a target Relative Free Cash Flow Margin performance among this peer group (the 55th percentile), and up to 150% of that target number of shares could be earned at or above the 75th percentile. Because the Company’s relative performance over the three-year performance period was undeterminable as of the grant date of the PRSUs, the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to 100% of the target number of shares underlying the applicable award. Accordingly, the amounts included in the table above attributable to PRSUs granted during fiscal year 2020 are as follows: (a) for Mr. Wallace, $5,277,954; (b) for Mr. Higgins, $1,759,273; (c) for Mr. Khan, $2,052,507; and (d) for Mr. Donzella, $733,087. The grant date fair value of the fiscal year 2020 PRSUs, if earned at their maximum, would be as follows: (a) for Mr. Wallace, $7,916,931; (b) for Mr. Higgins, $2,638,909; (c) for Mr. Khan, $3,078,761; and (d) for Mr. Donzella, $1,099,631. The Company’s achievement of the performance-based conditions applicable to the fiscal year 2020 PRSUs (and therefore the number of shares issuable under the fiscal year 2020 PRSUs) were determined by the Compensation and Talent Committee (and, with respect to Mr. Wallace, the Outside Directors) following the completion of fiscal year 2022.

(8) Amount reflects (i) for Mr. Donzella, a patent award bonus paid to Mr. Donzella during fiscal year 2022 and (ii) for Ms. Wilkinson, a one-time cash hiring bonus paid to Ms. Wilkinson during fiscal year 2021 in connection with the commencement of her employment with us.

 | 2022 Proxy Statement

58  | Executive Compensation Tables

Of the NEOs, Messrs. Wallace, Higgins, Khan and Donzella participated in our EDSP during fiscal years 2022, 2021 or 2020. No portion of the applicable NEO’s investment earnings (or losses, as applicable) during fiscal years 2022, 2021 or 2020 on his nonqualified deferred compensation account under the EDSP was “above market” or “preferential.” Each participating NEO’s earnings (or losses, as applicable) corresponded to the actual market earnings (or losses, as applicable) on a select group of investment funds utilized to track the notional investment return on the officer’s account balance for the applicable fiscal year. The investment earnings (or losses, as applicable) under the EDSP for the NEOs who participated in such plan during the fiscal years 2022, 2021 and 2020 were as follows:

Name	Year	Earnings on NEO’s EDSP Account ($)

Richard Wallace	2022	(830,958)

	2021	1,033,844

	2020	188,365

Bren Higgins	2022	(51,988)

	2021	—

	2020	—

Ahmad Khan	2022	(27,702)

	2021	21,647

	2020	39,724

Oreste Donzella	2022	(269,295)

	2021	—

	2020	—

GRANTS OF PLAN-BASED AWARDS

The following table provides certain summary information concerning each grant of plan-based awards made to a NEO during the fiscal year ended June 30, 2022. No stock options or stock appreciation rights were granted to any of the NEOs during the fiscal year ended June 30, 2022.

			Potential Payouts Under Non-Equity Plan Awards(1)			Potential Future Payouts Under Equity Incentive Plan Awards
Name and Principal Position	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)(3)	Maximum (#)(4)	All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Equity Awards ($)(5)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Richard Wallace President & Chief Executive Officer	—		192,562	1,481,250	2,962,500	—	—	—	—	—
	8/5/2021	(6)	—	—	—	—	—	—	17,298	6,118,476
	8/5/2021	(7)	—	—	—	6,486	25,947	38,920	—	9,177,713

Bren Higgins Executive Vice President & Chief Financial Officer	—		74,750	575,000	1,150,000	—	—	—	—	—
	8/5/2021	(6)	—	—	—	—	—	—	6,086	2,152,679
	8/5/2021	(7)	—	—	—	1,521	6,086	9,129	—	2,152,679

Ahmad Khan President, Semiconductor Process Control	—		79,500	612,500	1,225,000	—	—	—	—	—
	8/5/2021	(6)	—	—	—	—	—	—	6,727	2,379,407
	8/5/2021	(7)	—	—	—	1,681	6,727	10,090	—	2,379,407

Oreste Donzella Executive Vice President, Electronics, Packaging & Components	—		45,200	350,154	700,308	—	—	—	—	—
	8/5/2021	(6)	—	—	—	—	—	—	2,402	849,611
	8/5/2021	(7)	—	—	—	600	2,403	3,604	—	849,965

Mary Beth Wilkinson Executive Vice President, Chief Legal Officer & Corporate Secretary	—		33,800	260,000	520,000	—	—	—	—	—
	8/5/2021	(6)	—	—	—	—	—	—	5,765	2,039,138
	8/5/2021	(7)	—	—	—	640	2,563	3,844	—	906,559

(1) The amounts set forth in the table as “Potential Payouts Under Non-Equity Incentive Plan Awards” reflect the potential cash payouts (threshold, target and maximum) that could be earned under our calendar year 2021 and 2022 Bonus Plans. Because the NEOs participated in the calendar year 2021 Bonus Plan during

 | 2022 Proxy Statement

the first half of fiscal year 2022 and the 2022 Bonus Plan during the second half of fiscal year 2022, the amounts under “Potential Payouts under Non-Equity Plan Awards” is apportioned 50% to the potential payouts under the calendar year 2021 Bonus Plan and 50% to the potential payouts under the calendar year 2022 Bonus Plan.

(2) With respect to the fiscal year 2022 PRSUs, the number of shares reported in column (f) reflects the threshold number of shares that can potentially be earned under those awards. With respect to the fiscal year 2022 PRSUs, under the structure of such awards, the actual number of shares that will be potentially issuable under such award will be determined by the Company’s Relative Free Cash Flow Margin over the three-year period ending June 30, 2024. The number of shares reported in column (f) reflects the number of shares that would be earned by the participating NEO if the Company were to achieve, for the three-year performance period covered by those awards, exactly the threshold level of Relative Free Cash Flow Margin performance (the 30th percentile) necessary to earn any shares under the fiscal year 2022 PRSU award. If the Company were to achieve exactly the threshold level of Relative Free Cash Flow Margin performance for such period (and no higher), then 25% of the target number of shares subject to such awards would be able to be earned, subject to such officer’s satisfaction of the service-based vesting criteria applicable to such award.

(3) With respect to the fiscal year 2022 PRSUs, the number of shares reported in column (g) reflects the number of shares that would be earned if the Company were to achieve exactly its target level of three-year Relative Free Cash Flow Margin performance (the 55th percentile) for the three-year performance period covered by the award. If the Company were to achieve that target level of Relative Free Cash Flow Margin performance, then one hundred percent (100%) of the target number of shares subject to the fiscal year 2022 PRSUs would be able to be earned, subject to such officer’s satisfaction of the service-based vesting criteria applicable to such awards.

(4) With respect to the fiscal year 2022 PRSUs, the number of shares reported in column (h) reflects the maximum number of shares that can potentially be earned under those awards. Under the terms of the fiscal year 2022 PRSUs, the participating NEO can potentially earn up to 150% of the target number of shares subject to those awards if the Company’s three-year Relative Free Cash Flow Margin performance for the three-year period ending June 30, 2024, equals or exceeds the 75th percentile, subject to such officer’s satisfaction of the service-based vesting criteria applicable to such awards.

(5) The dollar value reported in column (j) represents the grant date fair value of the applicable RSU or PRSU. With respect to RSUs, the grant date fair value of each such RSU has been computed in accordance with ASC 718. The ASC 718 grant date fair value of each RSU award was calculated based on the closing sale price of our Common Stock on the grant date. With respect to PRSUs, the grant date fair value of the award has been computed in accordance with ASC 718 based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the award and the closing sale price of our Common Stock on the grant date. Because the PRSUs granted during fiscal year 2022 were structured so that they would be fully earned upon achievement by KLA of its target level of three-year Relative Free Cash Flow Margin performance over the three-year period ending June 30, 2024 (a target that was considered difficult to achieve at the time of grant), the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to the target number of shares potentially issuable under the applicable award.

(6) Reflects an award of RSUs that only has a service-vesting component tied to continued service beyond fiscal year 2022. Twenty-five percent (25%) of the shares will vest on the one-year anniversary of the grant date, and an additional twenty-five percent (25%) will vest on each of the second, third and fourth anniversaries of the grant date, provided the NEO continues in our service through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(7) Reflects an award of PRSUs that have both a performance-vesting component tied to the Company’s three-year Relative Free Cash Flow Margin over the three-year period ending June 30, 2024, and a service-vesting component tied to continued service. The achievement of the performance-vesting component of PRSUs (i.e., the number of shares that will be issuable to the NEO under his or her PRSU, if he or she satisfies the applicable service-vesting requirements) will be determined following June 30, 2024. Fifty percent (50%) of the earned shares will vest on the three-year anniversary of the grant date (or on the date that such shares are determined to have been earned, if that date is later than the three-year anniversary of the grant date) and the remaining fifty percent (50%) will vest on the fourth anniversary of the date of grant, provided the NEO continues in our service through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

 | 2022 Proxy Statement

60  | Executive Compensation Tables

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides certain summary information concerning outstanding equity awards held by the NEOs as of June 30, 2022.

		Stock Awards
Name and Principal Position	Grant Date	Number of Shares of Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)		Equity Incentive Plan Awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)

Richard Wallace President & Chief Executive Officer	8/2/2018	34,623	(2)	11,047,507	—		—
	4/11/2019	75,517	(3)	24,095,964	—		—
	8/1/2019	12,862	(2)	4,104,007	57,885	(4)	18,469,946
	8/6/2020	13,761	(2)	4,390,860	41,284	(5)	13,172,899
	8/5/2021	17,298	(2)	5,519,446	38,920	(6)	12,418,594

Bren Higgins Executive Vice President & Chief Financial Officer	8/2/2018	10,574	(2)	3,373,952	—		—
	3/20/2019	27,626	(3)	8,814,904	—		—
	8/1/2019	6,431	(2)	2,052,003	19,294	(4)	6,156,330
	8/6/2020	6,070	(2)	1,936,816	12,142	(5)	3,874,269
	8/5/2021	6,086	(2)	1,941,921	9,129	(6)	2,912,881

Ahmad Khan President, Semiconductor Process Control	8/2/2018	11,633	(2)	3,711,858	—		—
	3/20/2019	30,390	(3)	9,696,841	—		—
	8/1/2019	7,503	(2)	2,394,057	22,510	(4)	7,182,491
	8/6/2020	7,083	(2)	2,260,044	14,166	(5)	4,520,087
	8/5/2021	6,727	(2)	2,146,451	10,090	(6)	3,219,517

Oreste Donzella Executive Vice President Electronics, Packaging & Components	8/2/2018	5,288	(2)	1,687,295	—		—
	3/20/2019	13,812	(3)	4,407,133	—		—
	8/1/2019	2,680	(2)	855,134	8,040	(4)	2,565,403
	8/6/2020	2,832	(2)	903,635	5,667	(5)	1,808,226
	8/5/2021	2,402	(2)	766,430	3,604	(6)	1,149,964

Mary Beth Wilkinson Executive Vice President, Chief Legal Officer & Corporate Secretary	9/21/2020	11,043	(7)	3,523,600	—		—
	8/5/2021	5,765	(2)	1,839,496	3,844	(6)	1,226,544

(1) Calculated based on the $319.08 closing price per share of our Common Stock on June 30, 2022.

(2) Reflects an award of RSUs that only has a service-vesting component tied to continued service beyond fiscal year 2022. One-fourth (1/4) of the original grant vests on each anniversary of the date of grant, provided that the NEO continues in our service through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances as described in the section of the Proxy Statement entitled “Potential Payments Upon Termination of Change of Control.”

(3) Represents the number of unvested awards of our Common Stock that could be earned under TSR Awards that were granted to the applicable executive officer in 2019. The performance conditions under the TSR Awards have been satisfied in full. The remaining shares will vest no earlier than March 20, 2023 and 2024, respectively, provided the NEO continues in our employ through the applicable vesting date; provided that the underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(4) Represents the maximum number of shares of our Common Stock that could be earned under PRSUs that were granted to the applicable executive officer in August 2019. The achievement of the performance-vesting component of these PRSUs will be determined following the completion of fiscal year 2022 based on the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2020, 2021 and 2022 relative to our industry peer group. Fifty percent (50%) of the earned shares will vest on the three-year anniversary of the grant date, and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the NEO continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(5) Represents the maximum number of shares of our Common Stock that could be earned under PRSUs that were granted to the applicable executive officer in August 2020. The achievement of the performance-vesting component of these PRSUs will be determined following the completion of fiscal year 2023 based on the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2021, 2022 and 2023 relative to our industry peer group. Fifty percent (50%) of the

 | 2022 Proxy Statement

earned shares will vest on the three-year anniversary of the grant date, and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the NEO continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(6) Represents the maximum number of shares of our Common Stock that could be earned under PRSUs that were granted to the applicable executive officer in August 2021. The achievement of the performance-vesting component of these PRSUs will be determined following the completion of fiscal year 2024 based on the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2022, 2023 and 2024 relative to our industry peer group. Fifty percent (50%) of the earned shares will vest on the three-year anniversary of the grant date, and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the NEO continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(7) Reflects an award of RSUs that only has a service-vesting component tied to continued service beyond fiscal year 2022. One-third (1/3) of the original grant vests on each anniversary of the date of grant, provided that the NEO continues in our service through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances as described in the section of the Proxy Statement entitled “Potential Payments Upon Termination of Change of Control.”

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to shares of our Common Stock subject to RSUs or PRSUs held by the NEOs that vested during the fiscal year ended June 30, 2022. No stock appreciation rights or stock options were exercised by the NEOs during the fiscal year ended June 30, 2022.

	Stock Awards
Name and Principal Position	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Richard Wallace President & Chief Executive Officer	122,728	42,155,887

Bren Higgins Executive Vice President & Chief Financial Officer	39,478	14,012,967

Ahmad Khan President, Semiconductor Process Control	42,357	15,103,340

Oreste Donzella Executive Vice President, Electronics, Packaging & Components	18,933	6,765,160

Mary Beth Wilkinson Executive Vice President, Chief Legal Officer & Corporate Secretary	5,522	1,969,035

(1) Our 2004 Equity Incentive Plan allows us to withhold shares issuable upon a vesting event to pay for the applicable withholding tax with respect to such vesting event. The gross number of shares acquired on vesting, which is set forth in the table above, was reduced by the withheld shares, and the net remaining shares were issued to each NEO. The following reflects the net number of shares that were issued to each NEO, after giving effect to such withholding, during the fiscal year ended June 30, 2022: Mr. Wallace: 61,876 shares; Mr. Higgins: 19,902 shares; Mr. Khan: 21,352 shares; Mr. Donzella: 10,724 shares; Ms. Wilkinson: 3,505 shares.

(2) Based on the closing market price of the vested shares on the vesting date (or, if the vesting date occurred on a day on which the NASDAQ Stock Market was closed for trading, the closing market price of our Common Stock on the last completed trading day immediately prior to the vesting date). Does not include dividend equivalent rights on the vested shares.

NONQUALIFIED DEFERRED COMPENSATION

We have established the EDSP in order to provide our executive officers and other key employees with the opportunity to defer all or a portion of their cash compensation each year. Pursuant to the EDSP, each participant can elect to defer between 5 to 100% of his or her salary, commissions and bonuses for the fiscal year. The deferred amount is credited to an account maintained in his or her name on our books. The portion of the account attributable to the participant’s deferral is fully vested at all times but is not matched with any Company funds. The account is periodically adjusted to reflect earnings (or losses) based on the participant’s investment elections among a select group of investment funds utilized to track the notional investment return on the account balance. As of June 30, 2022, there were a total of 18 investment funds available for selection under the EDSP, and the participant may periodically change his or her investment elections. The participant may elect to receive his or her vested account balance upon termination of employment or at an earlier designated date. The distribution may, at the participant’s election, be made in a lump sum or in quarterly installments over a period ranging from five years to fifteen years, depending on the circumstances triggering the distribution event. A participant can receive

 | 2022 Proxy Statement

62  | Executive Compensation Tables

an early distribution of a portion of his or her vested account balance in the event of a financial hardship or in the event he or she agrees to forfeit a designated percentage of his or her remaining account balance. We maintain life insurance policies on EDSP participants as a funding vehicle for a portion of our obligations under the EDSP.

The following table shows the deferred compensation activity for each participating NEO during the fiscal year ended June 30, 2022:

Name and Principal Position	Executive Contributions in Fiscal Year 2022 ($)	Company Contributions in Fiscal Year 2022 ($)	Aggregate Earnings in Fiscal Year 2022 ($)(1)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of June 30, 2022 ($)
(a)	(b)	(c)	(d)	(e)	(f)

Richard Wallace President & Chief Executive Officer	—	—	(830,958)	—	2,512,726

Bren Higgins Executive Vice President & Chief Financial Officer	267,981	—	(51,988)	—	316,032

Ahmad Khan President, Semiconductor Process Control	—	—	(27,702)	—	180,610

Oreste Donzella Executive Vice President, Electronics, Packaging & Components	681,849	—	(269,295)	—	1,786,362

(1) The reported amount corresponds to a composite of the actual market earnings on a group of investment funds selected by the applicable executive officer for purposes of tracking the notional investment return on the officer’s account balance for fiscal year 2022. No portion of the reported amount was “above market” or “preferential.” Accordingly, amounts reported in this column (d) for each NEO are not reported in the Summary Compensation Table.

(2) The 18 investment funds named below were available for selection under the EDSP for some or all of fiscal year 2022. The rate of return for each such fund for fiscal year 2022 was as follows:

Name of Fund	% Rate of Return for Fiscal Year 2022

Allspring Gov Money Market Institutional	15%

American Funds IS Growth	-24.25%

DFA VA US Targeted Value	-6.36%

DWS Small Cap Index VIP A Small Blend	-25.50%

MFS VIT Global Equity Initial	-17.42%

PIMCO VIT Total Return Institutional	-11.50%

T. Rowe Price Blue Chip Growth	-31.28%

T. Rowe Price Mid Cap Growth	-21.93%

Transamerica JP Morgan Mid Cap Value VP Initial	-7.48%

Vanguard VIF Balanced Equity	-9.21%

Vanguard VIF Equity Income	0.15%

Vanguard VIF Equity Index	-10.75%

Vanguard VIF High Yield Bond	-11.44%

Vanguard VIF International Foreign Large Growth	-35.96%

Vanguard VIF REIT Index Real Estate	-8.18%

Vanguard VIF Small Company Growth	-28.11%

Vanguard VIF Total Bond Market Index	-10.60%

Vanguard VIF Total International Stock Market Index	-18.89%

 | 2022 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In January 2006, our Board adopted the Original Severance Plan, which was amended and restated on October 20, 2016. In November 2010, our Compensation and Talent Committee adopted the 2010 Severance Plan. The 2010 Severance Plan exists in parallel with the Original Severance Plan, which remains in full force and effect for existing participants under that plan until terminated or modified in accordance with its terms. No participant under the 2010 Severance Plan is eligible to simultaneously participate under the Original Severance Plan, and no participant under the Original Severance Plan is eligible to simultaneously participate under the 2010 Severance Plan.

The Original Severance Plan and the 2010 Severance Plan each provide certain compensation and benefits if a participant’s employment with us terminates under certain defined circumstances. In exchange for receiving benefits under either plan, the participant must agree to a release of claims in favor of the Company and certain non-solicitation restrictions for the period of time co-terminous with the period for which he or she will receive continued compensation and benefits under the applicable Severance Plan. All of our NEOs participated in either the Original Severance Plan or the 2010 Severance Plan during fiscal year 2022, as described in more detail below.

Original Severance Plan

Mr. Wallace currently participates in the Original Severance Plan.

Under the terms of the Original Severance Plan, if Mr. Wallace is terminated other than for cause, or voluntarily resigns for good reason, prior to or more than two years after a change of control of our Company, then he will receive (i) an amount equal to two years of his base salary, payable in a lump sum, (ii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated based on his annual incentive bonus for the then-most recently completed calendar year and the proportion of the then-current fiscal year served through the date of termination or resignation), (iii) pro-rated vesting of all of his outstanding equity awards through the date of his termination or resignation (rounded up to the next whole month and disregarding any “cliff-vesting” provisions applicable to the award), and (iv) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006, so that the option or right will remain exercisable for 12 months following the date of termination or resignation, but in no event beyond the original term of the award. The calculation in clause (iii) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date will be delayed until the extent of the achievement of those criteria (and thus the maximum number of shares issuable under the applicable award) has been finally determined in accordance with the terms of the applicable award.

If Mr. Wallace is terminated other than for cause, or voluntarily resigns for good reason, within two years following a change of control of our Company, then he will receive (i) an amount equal to three years of his base salary payable in a lump sum, (ii) an amount equal to three times his average annual bonus for the preceding three completed years, payable in a lump sum, (iii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated as described in clause (ii) of the preceding paragraph), (iv) 100% vesting acceleration of all of his outstanding equity awards, (v) an additional $2,000 per month for the three-year severance period payable in a lump sum, and (vi) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006, so that the option or right will remain exercisable for 12 months following the date of termination or resignation, but in no event beyond the original term of the award. As of June 30, 2021, the calculation in clause (iv) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria had not yet been determined as of the participant’s termination date would have been calculated, pursuant to the terms of the applicable awards, based on a shortened performance period, which would have been deemed to have ended as of the most recent fiscal quarter end preceding the closing date of the change of control.

Mr. Wallace is also eligible for the Executive Retiree Medical Benefits in accordance with the terms described above.

The RSUs, PRSUs and TSR Awards granted to Mr. Wallace were issued with dividend equivalent rights. These dividend equivalent rights entitle Mr. Wallace to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents will only be paid to Mr. Wallace upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any performance-based awards). Accordingly, in connection with an acceleration of vesting of certain outstanding equity awards held by Mr. Wallace, he would be entitled to receive accrued dividend equivalents attributable to his accelerated equity awards.

 | 2022 Proxy Statement

64  | Executive Compensation Tables

The Original Severance Plan provides that, if a payment under the Original Severance Plan would (together with any other payments) constitute a “parachute payment” and would therefore be subject to Code Section 4999 excise tax, then such payments will be reduced to either (a) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax, or (b) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax (all computed at the highest applicable marginal rate), results in the participant’s receipt, on an after-tax basis, of the greater amount of the payment, notwithstanding that all or some portion of the payment may be subject to the excise tax.

2010 Severance Plan

Messrs. Higgins, Khan and Donzella and Ms. Wilkinson participated in the 2010 Severance Plan, pursuant to which they each have the right to receive benefits under that plan solely in connection with a termination of their employment under certain circumstances within one year following a change of control of the Company.

Under the 2010 Severance Plan, if Messrs. Higgins, Khan or Donzella or Ms. Wilkinson is terminated other than for cause, or voluntarily resigns for good reason, within one year following a change of control, then such officer will receive (i) an amount equal to 18 months of base salary payable in a lump sum, (ii) a pro-rated annual incentive payment for the fiscal year of his or her termination or resignation (calculated based on such officer’s annual incentive bonus for the then-most recently completed year and the proportion of the then-current fiscal year served through the date of termination or resignation), (iii) 100% vesting acceleration of all of his or her outstanding equity awards, and (iv) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006, so that the option or right will remain exercisable for 12 months following the date of termination or resignation, but in no event beyond the original term of the award. As of June 30, 2022, the calculation in clause (iii) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria had not yet been determined as of the participant’s termination date would have been calculated, pursuant to the terms of the applicable awards, based on a shortened performance period, which would have been deemed to have ended as of the most recent fiscal quarter end preceding the closing date of the change of control.

The RSUs and PRSUs granted to Messrs. Higgins, Khan or Donzella or Ms. Wilkinson were issued with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents will only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any performance-based awards). Accordingly, in connection with an acceleration of vesting of certain outstanding equity awards held by Messrs. Higgins, Khan or Donzella, or Ms. Wilkinson, such officer would be entitled to receive accrued dividend equivalents attributable to his or her accelerated equity awards.

The 2010 Severance Plan provides that, if a payment under the 2010 Severance Plan (together with any other payments) would constitute such a “parachute payment” and would therefore be subject to Code Section 4999 excise tax, then the payment will be reduced to either (a) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax, or (b) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax (all computed at the highest applicable marginal rate), results in the participant’s receipt, on an after-tax basis, of the greater amount of the payment, notwithstanding that all or some portion of the payment may be subject to the excise tax.

 | 2022 Proxy Statement

Table Reflecting Potential Termination and Change of Control Payments

The following table shows the estimated amounts that would have been payable to each of the NEOs upon the occurrence of each of the indicated events, had the applicable event occurred on June 30, 2022. For such officers, the amount attributable to the accelerated vesting of PRSUs and RSUs is based upon the closing fair market value of our Common Stock on the last trading day of fiscal year 2022 ($319.08 per share). The actual compensation and benefits the officer would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of our Common Stock and any additional benefits the officer may have accrued as of that time under applicable benefit or compensation plans. The amounts that would have been payable to each of our NEOs upon the occurrence of the indicated event had the applicable event occurred on June 30, 2022, are as follows:

Original Severance Plan

Name and Principal Position	Event	Salary/Bonus Continuation and Severance Payments ($)	Pro-rated Bonus ($)	Accelerated Vesting of Stock Awards ($)(1)		Payment of Dividend Equivalents ($)(2)	Total ($)

Richard Wallace President & Chief Executive Officer	Termination without Cause or Resignation for Good Reason (3)	2,000,000	2,953,846	46,205,337	(4)	1,558,208	52,717,390

	Termination without Cause or Resignation for Good Reason following a Change of Control (3) (5)	11,459,416	2,953,846	93,219,222	(6)	2,833,819	110,466,303

2010 Severance Plan

Name and Principal Position	Event	Salary / Bonus Continuation ($)	Pro-rated Bonus ($)	Accelerated Vesting of Stock Awards ($)(1)	Payment of Dividend Equivalents ($)(2)	Total ($)

Bren Higgins Executive Vice President & Chief Financial Officer	Termination without Cause or Resignation for Good Reason following a Change of Control (3) (5)	900,000	1,138,462	31,063,076(6)	967,966	34,069,504

Ahmad Khan President, Semiconductor Process Control	Termination without Cause or Resignation for Good Reason following a Change of Control (3) (5)	975,000	1,207,692	35,131,346(6)	1,093,665	38,407,703

Oreste Donzella Executive Vice President, Electronics, Packaging & Components	Termination without Cause or Resignation for Good Reason following a Change of Control (3) (5)	690,000	716,308	14,143,221(6)	448,742	15,998,271

Mary Beth Wilkinson Executive Vice President, Chief Legal Officer & Corporate Secretary	Termination without Cause or Resignation for Good Reason following a Change of Control (3) (5)	787,500	806,154	8,351,600(6)	154,656	10,099,910

(1) As noted above, pursuant to the terms of the Original Severance Plan and the 2010 Severance Plan, the vesting acceleration of outstanding equity awards, when applied to any PRSUs for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date, is to be delayed until the extent of the achievement of those criteria (and thus the maximum number of shares issuable under the applicable award) has been finally determined in accordance with the terms of the applicable award, except that, under the Original Severance Plan and the 2010 Severance Plan, in a qualifying termination following a Change of Control, the vesting acceleration of performance-based equity awards for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date is based on a shortened performance period, which would have been deemed to have ended as of the most recent fiscal quarter end preceding the closing date of the Change of Control.

The number of shares earnable under the fiscal year 2022 PRSUs is based on the Company’s achieved level of Relative Free Cash Flow Margin over the three-year period ending June 30, 2024. Under the terms of the fiscal year 2022 PRSUs, however, in the event of a Change of Control of the Company during the three-year performance period, the performance period will be shortened, so that it ends as of the most recent fiscal quarter end preceding the closing date of the Change of Control. Using that methodology, the fiscal year 2022 PRSUs have been included for purposes of this table at 150% of the target number of shares underlying the awards.

The number of shares earnable under the fiscal year 2021 PRSUs is based on the Company’s achieved level of Relative Free Cash Flow Margin over the three-year period ending June 30, 2023. Under the terms of the fiscal year 2021 PRSUs, however, in the event of a Change of Control of the Company during the three-year performance period, the performance period will be shortened, so that it ends as of the most recent fiscal quarter end preceding the closing date of the Change of Control. Using that methodology, the fiscal year 2021 PRSUs have been included for purposes of this table at 150% of the target number of shares underlying the awards.

 | 2022 Proxy Statement

66  | Executive Compensation Tables

The number of shares earnable under the fiscal year 2020 PRSUs is based on the Company’s achieved level of Relative Free Cash Flow Margin over the three-year period ending June 30, 2022. Under the terms of the fiscal year 2020 PRSUs, however, in the event of a Change of Control of the Company during the three-year performance period, the performance period will be shortened, so that it ends as of the most recent fiscal quarter end preceding the closing date of the Change of Control. Using that methodology, the fiscal year 2020 PRSUs have been included for purposes of this table at 134% of the target number of shares underlying the awards, which is the achievement percentage approved by the Compensation and Talent Committee and the Outside Directors in August 2022.

(2) The RSUs, PRSUs and TSR Awards granted to the NEOs were issued with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any performance-based awards). Accordingly, this table includes the aggregate dividend equivalents payable in connection with the accelerated vesting of RSUs, PRSUs and TSR Awards that would apply in connection with the applicable NEO’s qualifying termination of employment.

(3) For purposes of the Original Severance Plan and the 2010 Severance Plan, “Cause” means (A) outside of the applicable period following a Change of Control (two years for the Original Severance Plan; one year for the 2010 Severance Plan), the occurrence of any of the following events: (i) the participant’s conviction of, or plea of nolo contendre to, a felony; (ii) the participant’s gross misconduct; (iii) any material act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee of the Company; or (iv) the participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the participant a written demand for performance from the Board which describes the basis for the Board’s belief that the participant has not substantially performed his or her duties and provides the participant with thirty (30) days to take corrective action, and (B) within the applicable period following a Change of Control, the occurrence of any of the following events: (i) the participant’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on our reputation or business; (ii) the participant’s willful gross misconduct with regard to the Company that is materially injurious to us; (iii) any act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in substantial personal enrichment of the participant; or (iv) the participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the participant a written demand for performance from the Board which describes the basis for the Board’s belief that the participant has not substantially performed his or her duties and provides the participant with thirty (30) days to take corrective action.

For purposes of the Original Severance Plan and the 2010 Severance Plan, “Good Reason” means the occurrence of any of the following events without the participant’s written consent: (i) a material change in the participant’s reporting requirements such that the participant is required to report to a person whose duties, responsibilities and authority are materially less than those of the person to whom the participant was reporting immediately prior to such change; (ii) a material reduction of the participant’s duties, authority or responsibilities; (iii) a material reduction in the participant’s base salary, other than a reduction that applies to other executives generally; (iv) a material reduction in the aggregate level of the participant’s overall compensation, other than a reduction that applies to other executives generally; or (v) a material relocation of the participant’s office, with a relocation of more than fifty (50) miles from its then present location to be deemed material, unless such relocated office is closer to the participant’s then principal residence; provided however, that in no event shall Good Reason exist unless (a) the participant provides us, within ninety (90) days after the occurrence of the event or transaction, written notice specifying in detail the grounds for a purported Good Reason resignation; (b) we fail to cure the purported grounds for the Good Reason within thirty (30) days following the receipt of such notice; and (c) the participant resigns within sixty (60) days after we fail to take such timely curative action, but in no event more than one hundred eighty (180) days after the occurrence of the event or transaction identified in the notice to us as the grounds for the Good Reason resignation.

(4) The vesting schedules for the RSUs and PRSUs outstanding as of June 30, 2022, are listed in the footnotes to the table entitled “Outstanding Equity Awards at Fiscal Year End.” The amounts marked by this footnote (4) reflect the pro-rated vesting of the applicable officer’s outstanding equity awards through the date of his or her termination or resignation, without giving effect to the “cliff-vesting” provisions applicable to the awards and considering the maximum potential payout for the performance-based awards.

(5) For purposes of the Original Severance Plan and the 2010 Severance Plan, a “Change of Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the total voting power represented by our then outstanding voting securities; (ii) the sale or disposition by us of all or substantially all of our assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) a change in the composition of our Board, as a result of which fewer than a majority of the directors are Incumbent Directors (where “Incumbent Directors” means directors who either (A) were directors of the Company as of a specified date (February 16, 2006 for the Original Severance Plan; November 3, 2010 for the 2010 Severance Plan), or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii), or in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(6) The amounts marked by this footnote (6) reflect both (a) the pro-rated vesting of the applicable officer’s outstanding equity awards through the date of his or her termination or resignation, without giving effect to the “cliff-vesting” provisions applicable to the awards, and (b) the accelerated vesting of the applicable officer’s outstanding equity awards for service periods after the date of his or her termination or resignation. The following table provides the breakdown for each such reported amount:

Name	Value of Pro-Rated Vesting Through Date of Termination/ Resignation ($)	Value of Accelerated Vesting for Service Period After Date of Termination/ Resignation ($)	Total Value Reported ($)

Richard Wallace	46,205,337	47,013,885	93,219,222

Bren Higgins	16,371,357	14,691,720	31,063,077

Ahmad Khan	18,540,462	16,590,884	35,131,346

Oreste Donzella	7,534,117	6,609,104	14,143,221

Mary Beth Wilkinson	2,170,701	6,180,899	8,351,600

 | 2022 Proxy Statement

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Wallace, our President and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

As disclosed in the Summary Compensation Table, the fiscal year 2022 annual total compensation as determined under Item 402 of Regulation S-K for Mr. Wallace (our Chief Executive Officer) was $20,568,625. The fiscal year 2022 annual total compensation as determined under Item 402 of Regulation S-K for the median employee was $105,278. Based on the foregoing, our estimate of the ratio of Mr. Wallace’s annual total compensation to the median employee’s annual total compensation for fiscal year 2022 is 195 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that were used were as follows:

We selected June 30, 2022 as the date upon which we would identify the “median employee.” On that date, we and our subsidiaries employed approximately 14,000 employees. We identified the “median employee” based on total target compensation of each employee within our global workforce as set forth in our human resources databases, which included target salary, cash bonus, equity compensation and other long-term incentive compensation for fiscal year 2022. For employees outside the United States, we converted their compensation to U.S. dollars using prevailing exchange rates on June 30, 2022.

Once the median employee was identified, we calculated our median employee’s total annual compensation for fiscal year 2022 in the same manner as Mr. Wallace’s total annual compensation was calculated for purposes of the Summary Compensation Table.

 | 2022 Proxy Statement

68  | Certain Relationships and Related Transactions

Certain Relationships and

    Related Transactions

REVIEW, APPROVAL OR RATIFICATION OF RELATED PARTY TRANSACTIONS

Our Standards of Business Conduct require that all employees and directors avoid conflicts of interests, including situations in which their personal interests interfere in any way, or appear to interfere, with the interests of KLA.

In addition, our Board has adopted a written policy and procedures for the review, approval or ratification of related party transactions. Under this policy, the Audit Committee reviews transactions, arrangements or relationships in which the Company (including any of its subsidiaries) is a participant, the amount involved exceeds $100,000 in any fiscal year, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members) has a direct or indirect material interest (other than solely as a result of being a director or beneficial owner of less than a specified percentage of shares of the other entity (5% for publicly traded entities and 10% for other entities)). As part of that review, the Audit Committee may consider such factors as it determines to be appropriate under the circumstances, which factors may include the position of the related party with the Company, the related party’s interest in the transaction, the materiality of the transaction, the business purpose for and reasonableness of the transaction, and comparable market terms for similar transactions that do not involve related parties.

Following that review, if the Audit Committee concludes that the terms of the related party transaction are acceptable and appropriate, the Audit Committee either approves or ratifies (as applicable) the transaction. No member of the Audit Committee participates in the review of a transaction for which he or she is the related party. The related party transaction policy created standing pre-approval for certain recurring related party transactions, including, among others, (i) executive officer or director compensation that has been approved by the Compensation and Talent Committee or the Board, and (ii) any contract, transaction or arrangement with any party who was not a related party at the time such contract, transaction or arrangement was entered into with the Company, and renewals or extensions thereof pursuant to contractual arrangements in effect and binding on the Company prior to the date that the party became a related party.

TRANSACTIONS WITH RELATED PERSONS

During fiscal year 2022, we purchased products and/or services in the ordinary course in arms-length commercial transactions from the companies and/or one or more of its affiliated entities listed below. In addition, during fiscal year 2022, we sold products and or services in the ordinary course in arms-length commercial transactions to the companies and/or one or more of its affiliated entities listed below. Mr. Calderoni serves on the Board of Directors of Citrix Systems and Ansys; Ms. Myers is an executive officer of HP; Mr. Rango serves on the Board of Directors of Keysight Technologies; and Mr. Peng was an executive officer of Xilinx and is an executive officer of Advanced Micro Devices, Inc. None of the related persons has a material interest in any of the transactions referred to above.

Purchases	Sales

Ansys, Inc. ($525,000)	HP Inc. ($950,000)

Citrix Systems, Inc. ($272,000)	Keysight Technologies, Inc. ($1,359,000)

HP Inc. ($40,000)	Xilinx, Inc. ($1,000)

Keysight Technologies, Inc. ($240,000)	Advanced Micro Devices, Inc. ($25,000)

 | 2022 Proxy Statement

Equity Compensation Plan

    Information

The following table provides information as of June 30, 2022, with respect to shares of our Common Stock that may be issued under our existing equity compensation plans:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in Column A)
	A	B	C

Equity Compensation Plans Approved by Stockholders(3)	1,572,586	$—	11,469,791(4)(5)(6)

Equity Compensation Plans Not Approved by Stockholders(6)	20,799	$—	—

Total	1,593,385	$—	11,469,791(4)(5)(6)

(1) Includes 1,572,586 shares of our Common Stock subject to RSUs that will entitle each holder to the issuance of one share of our Common Stock for each unit that vests over the holder’s period of continued employment with the Company. Excludes purchase rights accruing under our 1997 Amended and Restated Employee Stock Purchase Plan (the “Purchase Plan”). Under the Purchase Plan, each eligible employee may purchase shares of Common Stock at each semi-annual purchase date (the last day of June and December each year), up to a maximum of $25,000 worth of stock (determined on the basis of the fair market value per share on the date the purchase right is granted) for each calendar year the purchase right remains outstanding. As of June 30, 2022, the date of the information set forth in the table above (and a date on which a purchase occurred under the Purchase Plan), the purchase price payable per share under the terms of the Purchase Plan was equal to eighty-five percent (85%) of the lower of (i) the closing sales price per share of our Common Stock on the first day of the six-month offering period and (ii) the closing sales price per share of our Common Stock on the purchase date (or, if the purchase date is not a trading day, on the immediately preceding trading day).

(2) Consists of our (a) 2004 Equity Incentive Plan and (b) Purchase Plan.

(3) Includes shares of our Common Stock available for future grants of awards under the 2004 Equity Incentive Plan (9,242,005 shares) and the Purchase Plan (2,227,786 shares).

(4) As of June 30, 2022, 9,242,005 shares of our Common Stock were available for future award under the 2004 Equity Incentive Plan. Shares reserved for award under the 2004 Equity Incentive Plan may be issued pursuant to full value awards such as restricted stock awards or RSUs that vest upon the completion of designated service periods or performance units or PRSUs that vest upon the attainment of prescribed performance milestones (and the completion of designated service periods) and upon the exercise of stock options or stock appreciation rights. Shares issued pursuant to full value awards made under the 2004 Equity Incentive Plan (a) prior to November 6, 2014, reduce the share reserve available under the 2004 Equity Incentive Plan by 1.8 shares for every one full value share issued; and (b) on or after November 6, 2014, reduce the share reserve available under the 2004 Equity Incentive Plan by 2.0 shares for every one full value share issued.

(5) As of June 30, 2022 (after giving effect to the purchase of 280,594 shares of Common Stock under the Purchase Plan on or about that date), 2,227,786 shares of our Common Stock were reserved for issuance under the Purchase Plan. The Purchase Plan contains an annual automatic share renewal provision pursuant to which the number of shares of our Common Stock reserved for issuance under the Purchase Plan will automatically increase on the first day of each fiscal year by an amount equal to the lesser of 2,000,000 shares or the number of shares which we estimate will be required to be issued under the Purchase Plan during the forthcoming fiscal year.

(6) Includes shares subject to outstanding awards under the following three plans that the Company assumed in connection with its acquisition of Orbotech in February 2019: (i) Equity Remuneration Plan for Key Employees of Orbotech and its Affiliates and Subsidiaries (as Amended and Restated in 2005); (ii) 2010 Equity-Based Incentive Plan; and (iii) The Orbotech 2015 Equity-Based Incentive Plan (collectively, the “Orbotech Plans”). No future awards will be granted under these Orbotech Plans.

 | 2022 Proxy Statement

70  | Report of the Audit Committee

Report of the Audit Committee

KLA’s Audit Committee is comprised of Outside Directors, each of whom meets current standards of independence and the financial experience requirements of the NASDAQ Stock Market. Each of Messrs. Calderoni and Patel has served on the Audit Committee from the beginning of fiscal year 2019 through the date of this Proxy Statement, with Mr. Calderoni serving as the Chairman of the Audit Committee. Messrs. Kennedy and Rango and Ms. Myers have served on the Audit Committee since fiscal year 2020.

The Board has determined that each of Messrs. Calderoni, Kennedy and Patel and Ms. Myers is an “audit committee financial expert” within the meaning of the rules and regulations promulgated by the SEC. The Board has adopted a written charter for the Audit Committee that details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities. The charter is reviewed at least annually for changes, as appropriate, and is posted on KLA’s website at http://ir.KLA.com in the Corporate Governance section.

KLA’s management is responsible for establishing and maintaining a system of internal controls and the financial reporting process. The Audit Committee is responsible for overseeing the Company’s auditing, accounting and financial reporting processes, system of internal controls, and legal and ethical compliance. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities. During fiscal year 2022 and subsequent to the completion of the fiscal year, the Audit Committee reviewed, discussed and provided input to management on the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022. The Audit Committee also met routinely with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, with and without members of the Company’s management team present, to evaluate and approve the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also met with the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer to discuss and act, as necessary, on accounting issues and risks facing the Company.

The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, on a quarterly basis, the members of the Audit Committee discussed with the independent registered public accounting firm their independence, and the independent registered public accounting firm reaffirmed its own independence. After reviewing such information, the Audit Committee determined that the independent registered public accounting firm is independent from management and KLA. The Audit Committee also concluded that the provision of services covered by fees paid to the independent registered public accounting firm was compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, filed with the SEC on August 5, 2022.

MEMBERS OF THE AUDIT COMMITTEE

Robert Calderoni, Chairman

Kevin Kennedy

Marie Myers

Kiran Patel

Robert Rango

 | 2022 Proxy Statement

Proposal Four: Stockholder

    Proposal for a Report on

    Net Zero Targets and

    Climate Transition Planning

A stockholder has informed us that they intend to present the proposal set forth below at our Annual Meeting. The name and address of the stockholder and the number of the Company’s securities that the stockholder owns will be provided to stockholders promptly upon request.

In accordance with SEC rules, we have set forth below the stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board recommends that you vote “AGAINST” the stockholder proposal.

NET ZERO TARGETS AND CLIMATE TRANSITION PLANNING

WHEREAS: The increasing rate and number of climate related disasters affecting society is causing alarms to be raised globally, making the corporate sector’s contribution to climate mitigation a significant policy issue.

In addition to environmental and social harms, climate change is creating systemic risks to the economy. The latest IPCC publication states that the window for limiting global warming to 1.5 degrees, and thereby avoiding the most catastrophic impacts of climate change, is quickly narrowing and that immediate, sharp emissions reduction is required of all market sectors and industries.1

Shareholders are increasingly concerned about the growing material climate risk to their companies and to their portfolios. In response, the Climate Action 100+ initiative, a coalition of more than 700 investors with over $68 trillion in assets, issued a Net Zero Benchmark (Benchmark) outlining metrics that create climate accountability for companies and transparency for shareholders. Indicators 1 through 5 of the Benchmark seek reporting on companies’ net zero emissions ambition; short, medium and long term greenhouse gas (GHG) reductions goals; and strategic actions planned to achieve decarbonization targets.2

KLA Corporation is a leading provider of technological systems for the semiconductor and nanoelectronics industries. Our company discloses its GHG emissions and has committed to achieve 100% renewable electricity for its operations.3 It is undertaking certain other energy initiatives, such as using efficient lighting and resource efficient manufacturing processes. While these are important first steps, more than 99% of KLA emissions is related to its supply chain, which the company’s renewable electricity goals and other initiatives do not address.

Further, KLA Corporation has not set GHG reduction targets. By setting 1.5 degree, Paris-aligned GHG reduction targets for its Scope 1-3 emissions, disclosing a net zero climate transition plan, and demonstrating progress toward achieving these goals, KLA can provide investors with assurance that management is reducing its climate contribution and addressing the risks and opportunities associated with climate change.

1 https://report.ipcc.ch/ar6wg3/pdf/IPCC_AR6_WGIII_FinalDraft_FullReport.pdf

2 https://www.climateaction100.org/wp-content/uploads/2021/03/Climate-Action-100-Benchmark-Indicators-FINAL-3.12.pdf

3 https://www.kla.com/documents/2021/KLA_2019-2020 Global Impact Report_Final.pdf

 | 2022 Proxy Statement

72  | Proposal Four: Stockholder Proposal for a Report on Net Zero Targets and Climate Transition Planning

RESOLVED: Shareholders request the Board issue a report, at reasonable expense and excluding confidential information, disclosing how the Company intends to reduce its GHG emissions in alignment with the Paris Agreement’s 1.5 degree goal requiring net zero emissions by 2050.

SUPPORTING STATEMENT: Proponents suggest, at Board and Company discretion, that KLA Corporation report:

       A timeline for setting a net zero GHG reduction target, and 1.5 degree aligned interim goals;

       An enterprise-wide climate transition plan to achieve net zero emissions;

       Annual progress towards meeting its emissions reduction goals;

       Other information the Board deems appropriate.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO PROPOSAL FOUR

After careful consideration, the Board recommends a vote AGAINST this proposal, as we believe that its prescriptive approach is not in the best interest of the Company and its stockholders at this time, particularly in light of the actions KLA is already taking to address climate change and sustainability.

KLA is guided by certain core values, including our “drive to be better” and our commitment to being “honest, forthright, and consistent.” We recognize the importance of addressing climate change, and we have taken a number of steps on our journey towards creating a more sustainable future for our company. However, we believe that we should approach addressing the challenges posed to our business by climate change in a responsible way, rooted in data and realistic expectations.

Over the past several years, KLA has taken several actions to improve our understanding and management of climate-related matters, as well as our commitment to addressing them. In 2020, we expanded our greenhouse gas emissions inventory across Scope 1, 2, and 3 GHG emissions, and we have continued to refine our methodologies and expand our datasets to improve its accuracy. In 2021, we announced a goal to use 100% renewable electricity across our global operations by 2030. And in 2022, we announced a goal of achieving net zero Scope 1 and 2 emissions by 2050 (with an interim target of a 50% reduction in Scope 1 and 2 emissions from our 2021 baseline by 2030) and secured a sustainability-linked credit facility related to our renewable energy and GHG emissions reduction initiatives.

We recognize that the work to create a more sustainable future is ongoing. That is why we conduct research on more efficient production methods and have introduced several new products aimed at supporting the production of advanced electronics for the energy transition, such as the automotive semiconductors needed for electric vehicles. We are also assessing opportunities to work with KLA’s suppliers and to improve the energy efficiency of various products to help inform our approach to the Scope 3 portion of our GHG emissions. Such engagements and assessments take time, and we currently plan to provide an update on this process by the end of 2023.

While we are committed to furthering our sustainability efforts, our core values guide how we approach fulfilling that commitment. As such, we believe it would be irresponsible to commit to the proponent’s requested actions before completing the necessary foundational steps, many of which were underway before we received the proponent’s proposal. As such, we do not believe it is in the Company’s or our stockholders’ best interests to commit to the actions in the proposal at this time, and we recommend a vote against the proposal.

VOTE REQUIRED AND RECOMMENDATION

If a quorum is present, the affirmative vote of the majority of votes cast is needed to approve Proposal Four.

For the reasons detailed above, the Board unanimously believes that this proposal is not in the best interests of KLA or our stockholders and recommends that you vote “AGAINST” Proposal Four.

 | 2022 Proxy Statement

Questions and Answers

PROXY MATERIALS

1. Why Am I Receiving Copies of These Materials?

The Board of KLA is providing these proxy materials to you in connection with KLA’s Annual Meeting of Stockholders to be held on Wednesday, November 2, 2022, at 12:00 p.m. PDT (the “Annual Meeting”). As a stockholder, you are invited to attend the Annual Meeting, which will be held in the Plus Building of our Milpitas headquarters, located at One Technology Drive, Milpitas, California 95035. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement.

These proxy solicitation materials, together with our Annual Report for fiscal year 2022, were first made available electronically and mailed to those stockholders requesting hard copies on or about September 22, 2022 to all stockholders entitled to vote at the Annual Meeting. Our principal executive offices are located at One Technology Drive, Milpitas, California 95035, and our telephone number is (408) 875-3000.

2. How May I Obtain KLA’s Annual Report on Form 10-K?

A copy of our Annual Report on Form 10-K for fiscal year 2022 is available free of charge on the Internet from the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov, as well as on our website at http://ir.KLA.com.

3. Why Did I Receive a Notice in the Mail Regarding the Internet Availability of the Proxy Materials Instead of a Paper Copy of the Proxy Materials?

We are again mailing to our stockholders a notice regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice. In addition, the notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis.

4. How Can I Access the Proxy Materials Over the Internet?

Your notice regarding the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:

       Access and view our proxy materials for the Annual Meeting on the Internet; and

       Instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at the following address: http://ir.kla.com/financial-information/annual-reports.

Your notice regarding the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how you may request access to proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

5. How May I Obtain a Paper Copy of the Proxy Materials?

Stockholders receiving a notice regarding the Internet availability of the proxy materials will find instructions in that notice about how to obtain a paper copy of the proxy materials free of charge. Stockholders who have previously submitted a standing request to receive paper copies of our proxy materials will receive a paper copy of the proxy materials by mail.

 | 2022 Proxy Statement

74  | Questions and Answers

6. I Received One Copy of These Materials. May I Get Additional Copies?

Certain stockholders who share an address are being delivered only one copy of our annual report, proxy statement, or notice of Internet availability, as applicable. You may receive additional copies of our annual report, proxy statement, or notice of Internet availability without charge by sending a written request to KLA Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. Requests may also be made by calling our Investor Relations department at (408) 875-3000.

7. How Can Stockholders Sharing an Address Request That Only a Single Copy of the Proxy Materials Be Delivered?

Stockholders sharing an address may request delivery of a single copy of our future proxy statements, annual reports or notices regarding the Internet availability of the proxy materials, as applicable, by writing to the address provided in the answer to Question 6 above or by calling our Investor Relations department at the telephone number below. Stockholders may also request electronic delivery of future proxy statements by writing to the address above, by calling our Investor Relations department at (408) 875-3000 or via our website at http://ir.KLA.com.

THE ANNUAL MEETING

8. Who May Vote at the Annual Meeting?

You may vote at the Annual Meeting if our records showed that you owned shares of KLA Common Stock as of the close of business on the Record Date. At the close of business on the Record Date, we had a total of 141,807,816 shares of Common Stock issued and outstanding, which were held of record by approximately 404 stockholders. As of the Record Date, we had no shares of Preferred Stock outstanding. You are entitled to one vote for each share that you own.

The Annual Meeting will be held if a majority of the outstanding shares of Common Stock entitled to vote is represented at the Annual Meeting. If you have returned valid proxy instructions or attend the Annual Meeting in person, your shares of Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting.

9. What Proposals are Being Voted on at the Annual Meeting?

In addition to such other business as may properly come before the Annual Meeting or any adjournment thereof, the following four proposals are expected to be presented at the Annual Meeting:

Election of ten candidates nominated by our Board to serve as directors for one-year terms;

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023;

Non-binding, advisory approval of our named executive officer compensation; and

Consideration of a stockholder proposal requesting our Board to issue a report regarding net zero targets and climate transition planning, if properly presented at the meeting.

PROXY SOLICITATION AND VOTING

10. How Can I Vote if I Own Shares Registered Directly in My Name?

Most stockholders do not own shares registered directly in their name, but rather are “beneficial holders” of shares held in a stock brokerage account or by a bank or other nominee (that is, shares held “in street name”). Those stockholders should refer to Question 11 below for instructions regarding how to vote their shares.

 | 2022 Proxy Statement

If, however, your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the stockholder of record. You may vote in the following ways:

By Telephone: Votes may be cast by telephone prior to 11:59 p.m. Eastern Time on November 1, 2022. To vote by telephone, you will need the control number that appears on your notice regarding the Internet availability of the proxy materials (whether you received that notice by mail or e-mail) or your proxy card;

By Internet: Votes may be cast through the Internet voting site prior to 11:59 p.m. Eastern Time on November 1, 2022. To vote through the Internet, please follow the instructions for Internet voting contained in your notice regarding the Internet availability of the proxy materials (whether you received that notice by mail or e-mail) or your proxy card;

By Mail: Stockholders who have received a paper copy of a proxy card by mail may also vote by mail, as long as the proxy card is timely delivered. To vote by mail, you must complete, sign and date your proxy card and mail it in the accompanying pre-addressed envelope, and it must be delivered prior to 11:59 p.m. Eastern Time on November 1, 2022; or

In Person: Attend the Annual Meeting and vote your shares in person.

The shares represented by properly returned proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the Annual Meeting.

11. How May I Vote if My Shares are Held in a Stock Brokerage Account, or by a Bank or Other Nominee?

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held “in street name,” and your broker, bank or other nominee is considered the stockholder of record with respect to those shares. Your broker, bank or other nominee should be forwarding these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee. If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow to have your shares voted.

12. Can I Revoke or Change My Vote?

You may revoke or change your vote at any time prior to the vote at the Annual Meeting. To revoke or change your proxy instructions if you are a stockholder of record, you must:

Advise our Corporate Secretary in writing at our principal executive offices, before the proxy holders vote your shares, that you wish to revoke your proxy instructions; or

Deliver proxy instructions dated after your earlier proxy instructions, in any of the voting methods described in the response to Question 10 above.

If you are the beneficial owner of shares held in street name, you should contact the broker, bank or other nominee that holds your shares for instructions regarding how to revoke or change your vote.

13. Who Will Bear the Cost of This Proxy Solicitation?

KLA is making this proxy solicitation, and we will pay the entire cost of this solicitation, including preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. We have retained the services of D.F. King & Co., Inc. to aid in the solicitation of proxies from brokers, banks or other nominees and other institutional owners. We estimate that we will pay D.F. King fees of approximately $6,000 (plus reimbursement of out-of-pocket expenses) for the solicitation activities, forwarding solicitation material to beneficial and registered stockholders and processing the results. Certain of our directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone.

 | 2022 Proxy Statement

76  | Questions and Answers

14. Can My Broker Vote My Shares if I Do Not Instruct Him or Her How I Would Like My Shares Voted?

Yes, but only on limited types of proposals. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial” owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker, bank or other nominee along with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares, and your broker, bank or other nominee is required to vote your shares in accordance with your instructions.

A broker, bank or other nominee is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. However, brokers, banks or other nominees do not have discretion to vote your shares on Proposal One, Proposal Three or Proposal Four, in each case in the absence of specific instructions from you (the beneficial owner). Therefore, if you do not give instructions to your broker, bank or other nominee, the broker, bank or other nominee will only be entitled to vote your shares in its discretion on Proposal Two. Broker non-votes occur when shares held in “street name” for a beneficial owner are voted on at least one proposal at a meeting but are not voted with respect to other proposals because the broker, bank or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares.

15. Are Abstentions and Broker Non-Votes Counted?

Shares that are voted “FOR,” “AGAINST,” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum, and broker non-votes also count for purposes of determining whether a quorum is present.

Proposals One through Four each require a majority of the votes cast to be approved.

For each proposal, you may vote your shares “FOR,” “AGAINST” or “ABSTAIN.” Shares that are voted without giving specific voting instructions will be voted as described in the answer to Question 10. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of Proposals One through Four.

Proposals Two through Four are non-binding advisory votes, for which our Board and its committees will give careful consideration to the voting results.

16. How Does the Board Recommend That I Vote?

The Board recommends that stockholders vote as follows:

“FOR” the election of the ten candidates nominated by the Board to serve as directors: Robert Calderoni, Jeneanne Hanley, Emiko Higashi, Kevin Kennedy, Gary Moore, Marie Myers, Kiran Patel, Victor Peng, Robert Rango and Richard Wallace;

“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023;

“FOR” the approval of our named executive officer compensation; and

“AGAINST” the stockholder proposal requesting our Board to issue a report regarding net zero targets and climate transition planning, if properly presented at the meeting.

17. Will Any Other Business Be Transacted at the Annual Meeting?

We are not aware of any matters to be presented other than those described in this Proxy Statement. In the unlikely event that any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote.

18. What Happens if the Annual Meeting is Adjourned or Postponed?

If the Annual Meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions.

19. Where Can I Find the Voting Results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

 | 2022 Proxy Statement

STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS BY STOCKHOLDERS AND RELATED BYLAW PROVISIONS

20. Can I Present Other Business to Be Transacted from the Floor at the Annual Meeting?

A stockholder may only present a matter from the floor of a meeting of stockholders for consideration at that meeting if certain procedures set forth in our bylaws are followed, including delivery of advance notice by such stockholder to us. We have not received any timely notice with respect to the Annual Meeting regarding the presentation by a stockholder of business from the floor of the meeting, other than the business set forth in Proposal Four. Accordingly, we do not expect to acknowledge any other business presented from the floor at the Annual Meeting.

21. What is the Deadline to Propose Actions for Consideration at Next Year’s Annual Meeting of Stockholders?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices no later than May 25, 2023. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

KLA Corporation

One Technology Drive

Milpitas, California 95035

Fax: (408) 875-4266

For a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the stockholder must provide the information required by our bylaws and give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary:

       No earlier than the close of business on July 5, 2023, and

       No later than the close of business on August 4, 2023.

If the date of the stockholders’ meeting is moved more than 30 days before or 60 days after November 2, 2023, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:

       90 days prior to the meeting; and

       10 days after public announcement of the meeting date.

In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than September 3, 2023.

22. How May I Recommend or Nominate Individuals to Serve as Directors?

You may propose director candidates for consideration by the Board’s Nominating and Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth in Question 21 above.

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must deliver the information required by our bylaws and a statement by the nominee acknowledging that he or she will owe a fiduciary obligation to KLA and its stockholders.

23. What is the Deadline to Propose or Nominate Individuals to Serve as Directors?

A stockholder may send a proposed director candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the first or second Nominating and Governance Committee meeting prior to the annual meeting of stockholders.

 | 2022 Proxy Statement

78  | Questions and Answers

To nominate an individual for election at an annual meeting of stockholders, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws which, for next year’s annual meeting of stockholders, will generally require that the notice be received by our Corporate Secretary between the close of business on July 5, 2023, and the close of business on August 4, 2023, unless the annual meeting is moved by more than 30 days before or 60 days after November 2, 2023, in which case the deadline will be as described in the last paragraph of Question 21 above.

24. How May I Obtain a Copy of KLA’s Bylaws?

For a free copy of our bylaws, please contact our Investor Relations department at (408) 875-3000. A copy of our bylaws is also available free of charge on the Internet on our website at http://ir.KLA.com and on the SEC’s website at http://www.sec.gov.

 | 2022 Proxy Statement

Information for KLA Annual

    Meeting of Stockholders on

    November 2, 2022, 12:00 p.m.     PDT

KLA Milpitas Headquarters

Plus Building

One Technology Drive

Milpitas, California 95035

Directions to KLA’s Milpitas Headquarters

From Highway 237 Heading East:

Exit at McCarthy Boulevard. At the stop light, turn right onto McCarthy Boulevard. At the next intersection, turn right onto Technology Drive. KLA is on the right side.

From Highway 237 Heading West:

Exit at McCarthy Boulevard. At the stop light, turn left onto McCarthy Boulevard (this will take you back over the freeway). At the next intersection, turn right onto Technology Drive. KLA is on the right side.

 | 2022 Proxy Statement

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 PM, Eastern Time, on November 1, 2022.

Online
Go to www.envisionreports.com/klac
or scan the QR code — login details are
located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/klac

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals	—	The Board of Directors recommends a vote FOR each of the Director Nominees (Proposal 1), a vote FOR Proposals 2 and 3 and a vote AGAINST Proposal 4.	+

1.	To elect the ten candidates nominated by our Board of Directors to serve as directors for one-year terms, each until his or her successor is duly elected and qualified.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 – Robert Calderoni	☐	☐	☐	02 – Jeneanne Hanley	☐	☐	☐	03 – Emiko Higashi	☐	☐	☐

04 – Kevin Kennedy	☐	☐	☐	05 – Gary Moore	☐	☐	☐	06 – Marie Myers	☐	☐	☐

07 – Kiran Patel	☐	☐	☐	08 – Victor Peng	☐	☐	☐	09 – Robert Rango	☐	☐	☐

10 – Richard Wallace	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023.	☐	☐	☐	3. To approve on a non-binding, advisory basis our named executive officer compensation.	☐	☐	☐

4. To consider a stockholder proposal requesting our Board to issue a report regarding net zero targets and climate transition planning, if properly presented at the meeting.	☐	☐	☐

In their discretion, the proxy holders are authorized to vote on all such matters as may properly come before the meeting or at any adjournment thereof.

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

∎		1 U P X	+
030U2D

KLA Corporation’s Annual Meeting of Stockholders will be held on

November 2, 2022, 12:00 p.m. Pacific Daylight Time, in the Plus Building of our Milpitas headquarters, located at

One Technology Drive, Milpitas, California 95035.

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/klac

 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — KLA CORPORATION	+

Notice of Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — November 2, 2022

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KLA Corporation (the “Company”), a Delaware corporation, will be held on Wednesday, November 2, 2022 at 12:00 p.m., Pacific Daylight Time.

The undersigned hereby appoints Mary Beth Wilkinson and Bren Higgins, or either of them, as proxies, each with the power to appoint her or his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

C	Non-Voting Items

Change of Address — Please print new address below.

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+